UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AEP Industries Inc.

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LETTER TO OUR STOCKHOLDERS

February 25, 2016

To our Stockholders:

We cordially invite you to attend our 2016 annual meeting of stockholders, which will be held on Tuesday, April 12, 2016, at 10:00 a.m., Eastern Time, at the Courtyard by Marriott, 100 Chestnut Ridge Road, Montvale, New Jersey. The business to be conducted at the annual meeting is set forth in the attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

I am very happy to report that fiscal 2015 was a strong year for AEP. Like many of our competitors, our sales volume was negatively impacted by unusual volatility in the resin markets in fiscal 2015. We are disappointed in our sales volume decline in fiscal 2015, but are very pleased with our improved margins. Our earnings per diluted share was an impressive $5.64 per share, the highest earnings per diluted share from continuing operations in AEP’s history.

I am very optimistic with the direction of AEP — where we are going, the investments we have made and the product improvements that we are continuing to introduce into the marketplace. The appointment of John Powers as President and Chief Operating Officer reinforces our executive team and demonstrates our dedication to the future of AEP and its success. Our intention to pay quarterly dividends beginning in the second quarter of fiscal 2016, our first dividend since 1995, reflects our improved earnings and expectation of continuing strong earnings, and demonstrates our commitment to our shareholders and improving shareholder value.

We continue to be focused on smart investments in capital expenditures where we can meet customer demand, improve efficiency and reduce labor costs. We begin fiscal 2016 with exciting momentum. As a leading manufacturing company in the flexible plastic packaging industry, we are proud of our position as an integral supplier to many of North America’s best known brands, spanning a wide range of industries. We are confident that by continuing to emphasize our core values of quality, efficiency and service, AEP is well positioned for continued productivity and profitability enhancement. We thank you for your support and we welcome your continuing investment in our future success.

Sincerely,

J. Brendan Barba

Chairman of the Board

Chief Executive Officer

Corporate Headquarters

95 Chestnut Ridge Road

Montvale, NJ 07645

(201) 641-6600

AEP INDUSTRIES INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Our 2016 annual meeting of stockholders will be held on Tuesday, April 12, 2016 at 10:00 a.m., Eastern Time, at the Courtyard by Marriott, 100 Chestnut Ridge Road, Montvale, New Jersey to conduct the following items of business:

•	To elect three Class C directors named in the accompanying Proxy Statement, each to serve for a three-year term or until his successor has been duly elected and qualified.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016.

•	To approve (on an advisory basis) the compensation of our named executive officers.

•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on February 16, 2016, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. For ten days prior to the annual meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 95 Chestnut Ridge Road, Montvale, NJ 07645. A stockholder may examine the list for any legally valid purpose related to the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the Proxy Statement and vote in person.

By Order of the Board of Directors

Sandra C. Major
Vice President and Secretary

Montvale, New Jersey

February 25, 2016

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and therefore you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2015 performance, review the Company’s annual report on Form 10-K for the year ended October 31, 2015.

Please Vote Today

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. Please carefully review the proxy materials for the 2016 annual meeting and follow the instructions below to cast your vote on all of the proposals.

Proposals, Board Recommendations and Required Vote

	Proposal	Board Recommendation	Required Vote
No. 1 -	Election of Directors (page 5)	FOR each nominee	Plurality
No. 2 -	Ratification of Independent Registered Public Accounting Firm (page 52)	FOR	Majority of shares entitled to vote and present at the meeting (in person or by proxy)
No. 3 -	Advisory Vote to Approve Named Executive Officer Compensation (page 53)	FOR	Majority of shares entitled to vote and present at the meeting (in person or by proxy)

Voting Methods in Advance of Annual Meeting

Even if you plan to attend the 2016 annual meeting in person, please vote right away using one of the following voting methods (see page 2 for additional details). Make sure to have your proxy card or voting instruction card in hand and follow the instructions.

•	By Mail. Complete, sign and return your proxy card or voting instruction card in the enclosed envelope.

•	Participants in the 401(k) Savings Plan. Complete, sign and return your proxy card in the enclosed envelope; your proxy card must be received by April 7, 2016.

•	Other. If you are a beneficial owner or you receive your annual meeting materials by e-mail, you may have the option to vote your shares via the internet or telephone.

Attend and Vote at Annual Meeting

Date:	Tuesday, April 12, 2016
Time:	10:00 a.m., Eastern Time
Location:	Courtyard by Marriott, 100 Chestnut Ridge Road, Montvale, New Jersey

Stockholders of record and beneficial owners (if in possession of a proxy from your broker, bank or other nominee) as of February 16, 2016 may attend and vote at the annual meeting.

Director Nominees

The Board currently consists of eight directors serving three-year staggered terms. Three Class C directors are to be elected at the annual meeting to hold office until the 2019 annual meeting of stockholders. The Board has re-nominated current Class C directors, J. Brendan Barba, Richard E. Davis and Lee C. Stewart, for new three-year terms. The following table provides summary information about such director nominees.

Name	Age	Director Since	Independent		Primary Occupation and Key Board Qualifications	Committee Memberships
J. Brendan Barba	75	1970	No	✓	Chairman since 1985 and Chief Executive Officer of the Company since 1970; Former President of the Company, from 1970 to 2015	None
Richard E. Davis	73	2004	Yes	✓	Vice President—Finance and Chief Financial Officer of Glatt Air Techniques, Inc.	Audit, Compensation, Nominating and Corporate Governance
				✓	Financial expert and manufacturing industry experience
Lee C. Stewart	67	1996	Yes	✓ ✓	Independent financial consultant Financial expert and significant public company board experience	Audit, Compensation (Chair)

Director Qualification Highlights

We believe that our directors as a group have an appropriate mix of qualifications, attributes, skills and experience.

See “Proposal No. 1—Election of Directors—Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “—Director Background and Qualifications” beginning on page 5 for further discussion of these key qualifications that we consider important for service on our Board and additional information on each of our directors.

Executive Compensation Highlights

See “Compensation Discussion and Analysis—Executive Summary” beginning on page 20 for a brief summary of key compensation matters for fiscal 2015.

Fiscal 2015 Target Annual Compensation Determinations. The Compensation Committee generally reviewed and determined target annual compensation for fiscal 2015 in October 2014 through January 2015. Although the average salary change for all of the Company’s salaried and non-bargaining employees was 3%, the Committee departed from historical practice and determined not to increase the base salaries of Messrs. Barba, Feeney, Powers and Vegliante for fiscal 2015. In lieu of a base salary increase and a resulting increase in the dollar value of the Management Incentive Plan (“MIP”) target bonus for such named executive officers, the Committee determined to increase the target dollar value of their performance units by slightly more than historical practice, thereby increasing the already significant pay-for-performance focus of the compensation program. As a result, fiscal 2015 target annual compensation increased by a range of approximately 4-5%, as compared to fiscal 2014 target annual compensation, for Messrs. Barba, Feeney, Powers and Vegliante. By contrast, the Committee increased Ms. Guerrera’s base salary by approximately 4%, which also resulted in a 4% increase in the dollar value of her MIP target bonus. Further, the Committee granted Ms. Guerrera 3,500 performance units for fiscal 2015, consistent with the Committee’s historical practice of granting certain Vice Presidents performance units approximately once every three years. Ms. Guerrera was not awarded performance units in fiscal 2014 and 2013.

See “Compensation Discussion and Analysis—Process for Making Compensation Determinations—Target Annual Compensation” for further description of how the components of target annual compensation are determined. The Committee also reviewed subjective factors for each named executive officer, although subjective factors did not result in material changes to the target annual compensation.

Components of Target Annual Compensation. The following table sets forth the various components of target annual compensation approved for the named executive officers in fiscal 2015.

Base salary includes a car allowance. The performance units vest in five equal installments on the first through fifth anniversaries of the grant date. Ms. Guerrera receives performance unit awards approximately once every three years at the discretion of the Committee. She was granted performance units in fiscal 2015 since her last grant was in fiscal 2012; however, the table reflects a pro rata portion of such award as an annualized grant.

Fiscal 2015 Actual Performance. The following table presents actual Adjusted EBITDA (Performance Plans) for purposes of the MIP and the performance unit program as compared to the threshold, target and maximum earnings performance targets for such purposes for fiscal 2015. It also provides the percentage of MIP target bonus and percentage of performance units earned for fiscal 2015. In fiscal 2014 by comparison, the Company did not satisfy the threshold requirements under the MIP or the performance unit program, and therefore no bonuses were earned by the named executive officers and all of the performance units were forfeited.

	Fiscal 2015 Adjusted EBITDA (Performance Plans)
	Performance Targets			Actual
	Threshold*	Target (in millions)	Maximum**	(in millions)	(% of Target)
MIP	$57.8	$72.2	$86.6	$74.9	103.7%

Performance Units	$47.7	$59.6	$59.6	$74.9	125.7%

*	For MIP, represents 80% of Target and equates to 50% payout. For performance units, represents 80% of Target and equates to 80% earned.

**	For MIP, represents 120% of Target and equates to 200% payout. For performance units, represents 100% of Target and equates to 100% earned.

There is a linear increase in the bonus and performance units earned between such threshold, target and maximum amounts. For further discussion of our annual incentive bonus plan and our long-term incentive compensation, see “Compensation Discussion and Analysis—Annual Incentive Cash Bonus (MIP)” and “—Long-Term, Share-Based Incentive Compensation.”

Governance Highlights

The Company is committed to good corporate governance appropriate to the Company and its stockholders. Highlights include:

•	5 out of 8 independent directors and fully independent Board committees

•	Annual Board and committee performance evaluations

•	Robust stock ownership guidelines and ownership among executive officers and directors

•	Hedging and pledging policies

•	Robust governance policies

•	Shareholder engagement as appropriate

•	An engaged Board—Each director attended 100% of the meetings of the Board and the committees of which he was a member

Ratification of Auditors

At the 2016 annual meeting, stockholders are being asked to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2016.

The following table sets forth the fees the Company was billed for audit and other services provided by KPMG in fiscal 2015 and 2014. All of such services were approved in conformity with the pre-approval policies and procedures described under “Audit Committee Matters—Pre-Approval Policies and Procedures” on page 51. The Audit Committee, based on its reviews and discussions with management and KPMG, determined that the provision of these services was compatible with maintaining KPMG’s independence.

	Fiscal 2015 ($)	Fiscal 2014 ($)
Audit Fees	1,460,940	1,264,755
Audit-Related Fees	—	52,656
Tax Fees	—	22,750

Total Fees	1,460,940	1,340,161

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL  12, 2016

ABOUT THE ANNUAL MEETING

Throughout this proxy statement, “fiscal” refers to the fiscal year ended October 31.

Who is soliciting my vote?

The Board of Directors (the “Board”) of AEP Industries Inc. (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at our 2016 annual meeting of stockholders and any adjournment or postponement of such meeting. The 2016 annual meeting will be held on Tuesday, April 12, 2016, at 10:00 a.m., Eastern Time, at the Courtyard by Marriott, 100 Chestnut Ridge Road, Montvale, New Jersey.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record of our common stock on or about February 26, 2016.

What is the purpose of the annual meeting?

At the annual meeting, you will be voting on:

•	The election of three Class C directors named in this proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.

•	The ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal 2016.

•	The approval (on an advisory basis) of the compensation of our named executive officers.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement, FOR the ratification of KPMG’s appointment, and FOR the approval of the compensation of our named executive officers. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of KPMG will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on February 16, 2016, the record date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. As of February 16, 2016, we had 5,107,421 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholders of Record.    If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.    Many of our stockholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not attend the annual meeting or vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, we encourage you to vote your shares prior to the meeting.

Stockholders of Record.    If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.    If you hold your common shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares. However, participants in the 401(k) Savings Plan are not able to vote the shares allocated to their accounts in person at the annual meeting.

Can I vote my shares without attending the annual meeting?

By Mail.    You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. If you are a stockholder of record and the postage-paid envelope is missing, please mail your completed proxy card to AEP Industries Inc., c/o John Hughes, Assistant Secretary, 95 Chestnut Ridge Road, Montvale, NJ 07645.

Participants in the 401(k) Savings Plan.    Your proxy card will serve to instruct the trustee of the 401(k) Savings Plan on how to vote your shares. If you do not provide instructions on how to vote your shares, those shares will not be voted. To allow sufficient time for the trustee to vote your shares, your proxy card must be received by April 7, 2016.

Other.    If you are a beneficial owner or you receive your annual meeting materials by e-mail, you may have the option to vote your shares via the internet or telephone.

Can I change my vote?

Stockholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting or by filing with our Secretary either a notice revoking the proxy or a properly signed proxy, in each case bearing a later date. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised. For participants in the 401(k) Savings Plan, if you would like to revoke or change your voting instructions, you must do so by April 7, 2016.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038; Telephone: 800-937-5449.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, including the ratification of the appointment of an independent registered public accounting firm. For all other matters at the 2016 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, one-third of our outstanding shares entitled to vote as of February 16, 2016 must be present in person or by proxy at the meeting. This is known as a quorum. Abstentions and broker non-votes will be considered present for purposes of determining a quorum.

What vote is required to approve each item of business?

Proposal No. 1—Election of Directors.    The three nominees receiving the highest number of “for” votes at the meeting will be elected as Class C directors. This number is called a plurality. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

Proposal No. 2—Ratification of Appointment of KPMG. The affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy, is required for ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2016. Abstentions will have the same effect as votes against the matter.

Proposal No. 3—Advisory Approval of the Compensation of Our Named Executive Officers.    The affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy, is required for the approval of the compensation of our named executive officers. Abstentions will have the same effect as votes against the matter. Broker non-votes will have no effect on the outcome of the vote.

Although the advisory votes in Proposal Nos. 2 and 3 are not binding on the Company, the Board and/or respective committee will take your vote into consideration in determining future activities.

Other Matters.    If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board currently consists of eight directors serving three-year staggered terms. The Board has re-nominated current Class C directors, J. Brendan Barba, Richard E. Davis and Lee C. Stewart for new three-year terms. As discussed below, the Board has affirmatively concluded that Messrs. Davis and Stewart are independent under the applicable rules of the NASDAQ Global Select Market (“Nasdaq”).

The three directors to be elected at the annual meeting will hold office until the 2019 annual meeting of stockholders (Class C directors). Each director will serve until a successor is duly elected and qualified or until such director’s earlier resignation, retirement or death. The remaining directors are Class A directors (terms expire in 2017) or Class B directors (terms expire in 2018).

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the Class C director nominees.

Board of Directors

The directors and director nominees of the Company are as follows:

Name	Age	Title	Class—Term Ending
J. Brendan Barba	75	Chairman and Chief Executive Officer	Class C—2016
Robert T. Bell	72	Director	Class B—2018
Ira M. Belsky	63	Director	Class A—2017
Richard E. Davis	73	Director	Class C—2016
Paul M. Feeney	73	Executive Vice President, Finance, Chief Financial Officer and Director	Class B—2018
Frank P. Gallagher	72	Director	Class B—2018
John J. Powers	51	President, Chief Operating Officer and Director	Class A—2017
Lee C. Stewart	67	Director	Class C—2016

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board. The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (A) the highest ethical character, integrity and shared values with the Company, (B) loyalty to the Company and concern for its success and welfare, (C) sound business judgment, and (D) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key qualifications, attributes, skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.

•	Senior Leadership Experience.

Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

•	Public Company Board Expertise.

Directors who have served on or advised other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.

•	Business Development and Mergers and Acquisitions Experience.

Directors who have a background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•	Finance, Financial Reporting and Accounting.

Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also strives to have a number of directors who qualify as financial experts under SEC rules.

•	Manufacturing or Technical Expertise.

We are a manufacturing company of plastic packaging films. Education or experience in manufacturing is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing operations, and the market segments in which we compete.

•	Brand Marketing Expertise and Consumer Industry Knowledge.

We serve the packaging, transportation, beverage, food, automotive, pharmaceutical, chemical, electronics, construction, agriculture and textile industries. Directors who have brand marketing experience and/or knowledge of the foregoing industries can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation in these industries.

•	Global Expertise.

Our customer base is global and therefore directors with global expertise can provide a useful business and cultural perspective regarding aspects of our business.

Director Background and Qualifications

J. Brendan Barba has served as Chief Executive Officer and a director of the Company since he co-founded the Company in 1970 and has been Chairman of the Board since 1985. From 1970 to November 2015 he served as President. Mr. Barba has led the Company as its principal executive officer and a director for over 45 years and as Chairman for over 30 years. Mr. Barba has a unique perspective and understanding of the Company’s business, culture and history, having led the Company through many economic cycles, global expansion and curtailment, acquisitions and dispositions, and other key operational initiatives. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy and competition, and he facilitates the Board’s ability to perform its oversight function. Throughout his career at the Company, he has demonstrated strong technical, marketing, strategic, and operational expertise and he possesses in-depth knowledge of the plastic packaging films industry on a global basis.

Robert T. Bell has served as a director of the Company since 2006. Mr. Bell has been the Member/Manager of Foundation Consultants LLC since 2002, the Executive Director of the Charles B. Wang International Foundation since 1999, and the Executive Director of the Charles B. Wang Foundation since 1988 (merged into International in 2012). From 1965 to 1998, he worked as a Certified Public Accountant for Mendelsohn, Kary, Bell & Natoli, LLP, including as a Partner (1973 – 1998) and as Managing Partner (1986 – 1996). Mr. Bell has been a member of the Board of Directors of a number of public charities and private entities throughout his career, including currently with The Smile Train Inc. (public charity; serves as Chair on the Audit Committee), the Memorial Day Nursery of Paterson, Inc. (private entity; serves as Chair on the Finance Committee and member of the Compensation Committee), the Charles B. Wang International Foundation (private entity), the New York Islanders Children’s Foundation (public charity) and the Charles B. Wang Community Health Center (public charity; serves as Chair on the Finance Committee and member of the Audit Committee).

Mr. Bell’s long tenure as a certified public accountant, as well as his civic leadership roles, has provided him with significant experience and expertise on accounting and financial reporting matters, including for public companies. Based on the foregoing, the Board has determined that Mr. Bell is a financial expert in accordance with SEC rules. As the executive director of significant foundations, he also has broad-based senior leadership, global and finance expertise.

Ira M. Belsky has served as a director of the Company since 2011. Mr. Belsky is a seasoned executive, attorney and investor. From 1999 through June 2002, he was Executive Vice President, Business Development and Legal Affairs, and a member of the Executive Committee of FreeRide.com L.L.C., an internet-based media business. Prior to that, he served as special counsel to Time Warner Inc. From 1996 through April 1998, Mr. Belsky served as Senior Vice President, General Counsel and Secretary of Six Flags Entertainment Corporation, a leading national theme park company. Mr. Belsky practiced law with the international law firm O’Melveny & Myers in Los Angeles and New York, where his practice was focused on securities, mergers and acquisitions, and general corporate affairs. Mr. Belsky is a graduate of Stanford Law School and the University of Pennsylvania.

Mr. Belsky has a broad background in legal, governance, financial reporting and general corporate and finance matters, and he possesses extensive senior leadership skills from his service as in-house and outside general counsel to numerous companies as well as various executive management positions. In addition, as a securities attorney, he was involved with numerous public offerings and mergers and acquisitions, and the representation of public reporting companies.

Richard E. Davis has served as a director of the Company since 2004. Mr. Davis has been the Vice President—Finance and Chief Financial Officer of Glatt Air Techniques, Inc., a supplier of solids processing technology to pharmaceutical and manufacturing organizations, since 1988. Since 1988, Mr. Davis also has served as the Vice President of Nortec Development Associates Inc. (an affiliate of Glatt Air Techniques Inc.), providing contract research services. From 1985 to 1988, he was Vice President, Finance and Chief Financial Officer of The GMI Group, a conglomerate with computer graphics, advertising, audio/visual presentations, music and book publishing operations.

Mr. Davis has a broad background in accounting and financial reporting, and he possesses extensive senior leadership and global expertise, based on his service as the principal financial officer at multinational companies, as an auditor for three years and as a teacher of accounting courses at the college and graduate school level. Based on the foregoing, the Board has determined that Mr. Davis is a financial expert in accordance with SEC rules. Mr. Davis has extensive knowledge of the manufacturing and pharmaceutical industries, two key industries served by the Company, based on his employment with Glatt Air Techniques. He also has significant knowledge of the Company based on his years of service as a director of the Company.

Paul M. Feeney has served as Executive Vice President, Finance, Chief Financial Officer and a director of the Company since 1988. From 1980 to 1988, he served as Vice President and Treasurer of Witco Corporation, a chemical products corporation.

Mr. Feeney has led the Company as its principal financial officer and a director for over 27 years. Mr. Feeney has a unique perspective and understanding of the Company’s business, culture and history, having led the Company through many economic cycles, global expansion and curtailment, acquisitions and dispositions, and other key operational initiatives. His day-to-day leadership of the Company gives him critical insights into the Company’s financial performance, operations and strategy, and he facilitates the Board’s ability to perform its oversight function. Throughout his career at the Company, he has demonstrated strong financial reporting, finance, accounting, strategic, and operational expertise and he possesses in-depth knowledge of the plastic packaging films industry on a global basis.

Frank P. Gallagher has served as a director of the Company since 2005. Since 2010, Mr. Gallagher has served as the Chairman and CEO of Aadyn Technology LLC, a privately held company that manufactures LED lights for the entertainment industry. From 1996 to 2003, Mr. Gallagher was a director of Coach USA, a transportation company, and also served as its Chairman of the Board (1999—2003), its CEO (2000—2001), and its Executive Vice President and Chief Operating Officer (1998—1999). Mr. Gallagher served as a director of Stagecoach Holding PLC, a transportation company from Perth, Scotland, from 2000 to 2001. From 1985 to 1998, he was the President of Community Coach, a transportation company. Mr. Gallagher is currently a director of ABC Company, a private entity.

Mr. Gallagher has a broad background in strategic and operational planning, and he possesses extensive senior leadership and board leadership expertise, based on his prior employment and board positions. Mr. Gallagher also has extensive knowledge of the transportation industry, a key industry served by the Company and a critical component of the Company’s operations.

John J. Powers has served as President and Chief Operating Officer of the Company since November 2015. He has been a director of the Company since November 2013. Mr. Powers served as the Company’s Executive Vice President, Sales and Marketing from 1996 to November 2015. Previously, he served the Company as Vice President, Custom Film Division from 1993 to 1996 and various sales positions from 1989 to 1992.

Mr. Powers has been part of the Company’s executive leadership team for over 20 years and has been with the Company for over 27 years. Therefore, Mr. Powers has a unique perspective and understanding of the Company’s business, culture and history. Throughout his career at the Company, he has demonstrated strong expertise regarding sales, marketing and operations generally, and he possesses in-depth knowledge of the plastic packaging films industry on a global basis. His new role with the Company provides him greater insight about key operational initiatives throughout the Company.

Lee C. Stewart has served as a director of the Company since 1996. Mr. Stewart has been an independent financial consultant since March 2001. He served as Executive Vice President and Chief Financial Officer of Foamex International, Inc., a manufacturer of polyurethane products, from March to May 2001. From 1996 to 2001, he was Vice President of Union Carbide Corporation, a manufacturer of petrochemicals, where he was responsible for various Treasury and Finance functions. Prior to such time, Mr. Stewart was an investment banker for over 25 years, most recently with Bear Stearns & Co., Inc. for over 10 years. Mr. Stewart has significant years of experience as a director of public companies, including currently two other companies besides AEP. Since 2002, he has been a director of P.H. Glatfelter Company, a NYSE-listed company that is a global manufacturer of specialty papers and engineering products. He currently serves as Chair of the Compensation Committee and is a member of the Finance Committee. Since 2005, he has been a director of ITC Holdings Corp., a NYSE-listed company that is an electrical transmission company. He currently is the Lead Director of the Board for ITC, and serves on the Audit and Finance Committee and the Operations Committee. From May 2013 to October 2014, Mr. Stewart was a director of Momentive Performance Materials Inc., a specialty chemical company in silicones and advanced materials that filed a voluntary bankruptcy petition in April 2014. From 2000 to 2011, he was a director of Marsulex, Inc., a Toronto Stock Exchange-listed company, which provided outsourced environmental compliance services.

Mr. Stewart has extensive knowledge of finance, capital raising and mergers and acquisitions based on his experience as a treasury officer, an investment banker and a financial consultant. Mr. Stewart also has significant public company board experience, from which he has expertise in finance, financial reporting, accounting, corporate governance, compensation, risk management, manufacturing and global matters. Based on the foregoing, the Board has determined that Mr. Stewart is a financial expert in accordance with SEC rules. In addition, Mr. Stewart has extensive knowledge of the key industries served by the Company based on his employment and board experience. He also has significant knowledge of the Company based on his 19 years of service as a director of the Company.

Director Independence

The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Pursuant to such authority, the Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director’s independence, as set forth in the Company’s Corporate Governance Guidelines, which are available on the Investor Relations section of our website at www.aepinc.com. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. In particular, the Board considered that Mr. Bell provided limited tax, financial and other personal consulting services to Mr. Barba and received net fees of $5,000 for such services during fiscal 2015. Mr. Bell’s services were for a limited duration and have been terminated. In light of the services provided by Mr. Bell in fiscal 2015, the Board considered other relevant facts, including that Mr. Barba has made contributions to a charity managed by Mr. Bell and his wife (approximating $5,000 per year) and that Mr. Barba rents a condominium to Mr. Bell and his wife, which is used by their immediate family member. The Board determined that Mr. Bell continued to satisfy the objective independence tests and that his independence was not otherwise impaired, under its subjective criteria, because, among other things, Mr. Bell’s services were limited in scope and duration and the dollar amounts at issue were immaterial.

The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Messrs. Bell, Belsky, Davis, Gallagher and Stewart are independent directors under the applicable rules of Nasdaq. Messrs. Barba, Feeney and Powers are employed by us and therefore are not independent directors.

Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board provides critical oversight in, among other things, our strategic planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board committees as described below.

Board Leadership

Our Board is led by J. Brendan Barba, the Company’s Chairman and Chief Executive Officer. The Board believes this structure permits a unified strategic vision for the Company that ensures alignment between the Board and management, provides clear leadership for the Company and helps ensure accountability for the Company’s performance. The Board does not utilize a lead independent director.

Although the Board recognizes that an increasing number of public companies utilize a non-executive chair and/or lead independent director, the Board believes its current leadership structure is most appropriate for the Company and best serves the stockholders of the Company at the current time, as it has since Mr. Barba became Chairman in 1985. There is no “one size fits all” approach to ensuring independent leadership. The Board believes that its independent directors are deeply engaged and provide significant independent leadership and direction given their executive and board experience noted above. See “Proposal No. 1—Election of Directors—Director Background and Qualifications.” The independent directors are the sole members of the Board committees, which oversee critical matters of the Company such as the integrity of the Company’s financial statements, the compensation of executive management, the nomination, selection and evaluation of directors, and the development and implementation of the Company’s corporate governance policies. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.

Board Oversight of Risk Management

The Board oversees the Company’s risk management primarily through the following:

•	the Board’s review and approval of management’s annual business plan and discussion of management’s long-term strategic and liquidity plans;

•	at least quarterly review by the Board of business developments, strategic plans and implementation, liquidity and financial results;

•	the Board’s review of specific material risks and risk mitigants on an annual basis, and an in-depth review of one or more material risks on a regular basis;

•	the Board’s oversight of succession planning;

•	the Board’s oversight of capital spending and financings, as well as mergers, acquisitions and divestitures;

•	the Audit Committee’s oversight of the Company’s significant financial risk exposures (including credit, liquidity and legal, regulatory and other contingencies), accounting and financial reporting, internal control processes (including internal control over financial reporting), and the Code of Conduct and related person transactions;

•	the Nominating and Corporate Governance Committee’s oversight of Board structure and size, the Company’s governance policies and the self-evaluation assessments conducted by the Board and committees;

•	the Compensation Committee’s review and approvals regarding executive officer compensation and its alignment with the Company’s business and strategic plans, and the review of compensation plans generally and the related incentives, risks and risk mitigants; and

•	Board and committee executive sessions on a regular basis, consisting of the independent directors, solely among themselves, as well as with management, the internal and outside auditor, compensation consultant and other third parties as appropriate.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors hold regularly scheduled executive sessions to meet without management present, with rotating directors leading such sessions. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings of the Board and of the Board committees on which they serve, as well as the annual meeting of stockholders. The Board met five times during fiscal 2015. In fiscal 2015, each director attended 100% of the meetings of the Board and the committees of which he was a member. Further, all directors attended the 2015 annual meeting of stockholders except Mr. Gallagher.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Other than the Dividend Committee, each committee operates under a written charter approved by the Board and reviewed annually by the respective committee and the Board. Such charters are posted on the Investor Relations section of our website at www.aepinc.com. The table below sets forth the current membership for the four Board committees and the number of meetings held for each in fiscal 2015.

Director	Audit	Compensation	Dividend	Nominating and Corporate Governance
J. Brendan Barba
Robert T. Bell(1)	Chair		X	X
Ira M. Belsky	X			X
Richard E. Davis(1)	X	X
Paul M. Feeney
Frank P. Gallagher		X		Chair
John J. Powers
Lee C. Stewart	X	Chair	X
Meetings	4	3	—(2)	2

(1)	During the first quarter of fiscal 2016, Mr. Davis replaced Mr. Bell on the Compensation Committee, and Mr. Bell replaced Mr. Davis on the Nominating and Corporate Governance Committee.
(2)	The Dividend Committee was formed in the first quarter of fiscal 2016. No meetings of the Dividend Committee were held during fiscal 2015, and the Dividend Committee is expected to generally take action by unanimous consent or telephonic meeting.

Audit Committee

The Audit Committee’s responsibilities include:

•	providing general oversight of our financial reporting and internal control functions;

•	reviewing our reports filed with or furnished to the SEC that include financial statements or results;

•	monitoring compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control; and

•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently KPMG, and our third-party consultant that handles certain internal audit functions.

The Audit Committee may form and delegate authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that three Audit Committee members, Messrs. Bell, Davis and Stewart, qualify as “audit committee financial experts” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liabilities that are greater than those which are generally imposed on each of them as a member of the Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Committee or the Board.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	administering the compensation programs for the Company’s executive officers and non-employee directors, including monitoring compensation trends, establishing the goals and policies of the compensation programs, and approving the compensation structure and amounts that may be earned thereunder;

•	recommending or approving equity grants and otherwise administering share-based plans, as well as other benefit plans and policies, to the extent delegated by the Board;

•	reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices; and

•	reviewing certain compensation disclosures and proposals in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Compensation Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described further in “Compensation Discussion and Analysis,” as well as in its charter.

The Board has determined that the current members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Role of Management.    Similar to prior years, in fiscal 2015 the Compensation Committee received significant input from Messrs. Barba and Feeney with respect to the design and implementation of the Company’s compensation program for its executive officers. See “Compensation Discussion and Analysis” for further information.

Role of Compensation Consultant.  The Compensation Committee did not engage a compensation consultant to perform a comprehensive review of the Company’s executive compensation program for fiscal 2015. The Committee previously engaged Mercer Human Resource Consulting (“Mercer”) in fiscal 2012 to perform a comprehensive review of the Company’s executive compensation program for fiscal 2013. As discussed below in “Compensation Discussion and Analysis—Process for Making Compensation Determinations,” in establishing the target annual compensation for each named executive officer in fiscal 2015, the Committee continued to rely on the survey data from Mercer’s fiscal 2013 executive compensation review. During the fourth quarter of fiscal 2015, the Committee engaged Mercer to provide compensation information in connection with Mr. Powers’ promotion to President and Chief Operating Officer in November 2015.

The Compensation Committee also did not engage Mercer to perform a comprehensive review of the Company’s non-employee director compensation program for fiscal 2015, having determined that it would continue the current program in fiscal 2015. The Committee most recently engaged Mercer in fiscal 2012 to perform a comprehensive review of the Company’s non-employee director compensation program for fiscal 2013. As part of such review, Mercer assessed the non-employee director compensation program against a specified peer group and made significant changes to the program. See “–Director Compensation.”

Independence of Compensation Consultant.    The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. In connection with any such engagement, the Committee reviews the independence of such outside advisor, based on the factors specified by Nasdaq as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.

In prior years, the Compensation Committee engaged Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its compensation consultant for both its executive officer and non-employee director compensation programs. As noted above, the Compensation Committee engaged Mercer in the fourth quarter of 2015 to provide compensation information in connection with Mr. Powers’ promotion to President and Chief Operating Officer in November 2015. The Committee’s determination to engage Mercer and approve the terms of such engagement has been made independently from the Company’s management. When engaged, the Committee works with management to determine Mercer’s responsibilities and direct its work product, although the Committee is responsible for the formal approval of the work plan. Mercer was paid $4,000 for compensation consulting to the Committee in fiscal 2015.

During fiscal 2015, based on the determination of management, the Company retained Mercer and certain MMC affiliates to provide other services unrelated to executive and non-employee director compensation, which generally consisted of human resource consulting, including providing advice regarding the Company’s benefits programs in the area of plan design, compliance, administration and funding (aggregate fees of $271,900), and insurance brokerage services (aggregate commissions and fees of $490,838). While neither the Compensation Committee nor the Board approved such other services, the Committee believes that the advice it has received from the individual compensation consultants in prior years has been objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company because of the policies and procedures Mercer and the Committee have in place. These policies and procedures include:

•	the Committee’s consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the Committee’s consultants are not responsible for selling other Mercer or affiliate services to the Company;

•	Mercer’s professional standards prohibit the Committee’s consultants from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering their advice and recommendations;

•	the Committee has the sole authority to retain and terminate its compensation consultants;

•	the Committee’s consultants have direct access to the Committee without management intervention and may participate in executive sessions with the Committee; and

•	the Committee evaluates the quality and objectivity of the services provided by the consultants each year and determines whether to continue to retain the consultants.

Except as set forth above, the Committee noted there were no potential conflicts of interest raised by the work of its historical compensation consultant.

Dividend Committee

The Dividend Committee has been delegated the authority to declare regular quarterly dividends and set the record and payment dates of such dividends in accordance with the Board’s directives. The Dividend Committee has no formal written charter and generally takes action by unanimous consent or by telephonic meeting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members and recommending director nominees to the Board;

•	reviewing the composition, organization, function and performance of the Board and its committees;

•	exercising general oversight regarding shareholder engagement and corporate governance policy matters of the Company, including reviewing and monitoring compliance with the Corporate Governance Guidelines and other specified governance policies; and

•	reviewing certain governance disclosures and proposals in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Nominating and Corporate Governance Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in its charter.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate qualifications, attributes, skills and experience required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. See “Proposal No. 1—Election of Directors—Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “Proposal No. 1—Election of Directors—Director Background and Qualifications.” The Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business.

Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. If a vacancy on the Board occurs or the Board increases in size, the Committee will actively seek individuals that satisfy the Committee’s criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In fiscal 2015, the Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Nominating and Corporate Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Seventh Amended and Restated By-Laws (as amended from time to time, the “By-Laws”) and applicable law. See “Additional Information—Requirements for Submission of Stockholder Proposals and Nominations for 2017 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the 2016 annual meeting.

Corporate Governance

The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our stockholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices, and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the listing standards of Nasdaq.

A copy of the Board’s committee charters, the Code of Conduct and the Corporate Governance Guidelines will be sent to any stockholder, without charge, upon written request to Corporate Secretary, AEP Industries Inc., 95 Chestnut Ridge Road, Montvale, NJ 07645.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations section of our website at www.aepinc.com. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation, CEO succession and related matters.

Annual Performance Evaluations.  The Corporate Governance Guidelines require that the Board and its committees conduct self-evaluations at least annually to determine whether the Board and its committees are functioning effectively. These reviews focus on the Board and its committees as a whole, and not individual directors, unless circumstances otherwise warrant. The Board also reviews the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees. The Nominating and Corporate Governance Committee oversees the annual performance evaluation process.

Code of Conduct

The Board has adopted a Code of Conduct, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct can be found on the Investor Relations section of our website at www.aepinc.com. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website in the Investor Relations section.

Committee Charters

See “—Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the four standing committees.

Succession Planning

The succession planning process for executive officers is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality and executive bench strength. On at least an annual basis, the Board meets with the Chief Executive Officer and Chief Financial Officer and in executive session to discuss succession planning and strategies to strengthen and supplement the skills and qualifications of internal succession candidates. The Chief Executive Officer and Chief Financial Officer periodically provide the Board with an assessment of key executives for potential succession and discuss potential sources of external candidates. Further, key executives have ongoing exposure to the Board to assist in the Board’s oversight.

The Company’s management and Board believe that training internal successors is important to improve the likelihood of smooth transitions of executive leadership when the Company’s employees are promoted or retire. For executive roles in operations, the Company initially looks to internal succession planning when possible, given the significant and unique management expertise necessary to oversee the Company’s wide array of product lines, which can take many years to develop, the value of long-term loyalty to Company and the significant compensation costs in a competitive market for executive talent in the industry. Given the Company’s interests in successful internal succession planning, the Company’s compensation policies have been designed to promote long tenure with the Company and low turnover. For further discussion of succession planning, please see “Compensation Discussion and Analysis—Fiscal 2016 Preliminary Executive Compensation Program” below.

Stockholder Engagement

The Company engages with its stockholders from time to time to discuss performance, governance practices and compensation programs. Each year we interact with our stockholders through various engagement activities. We believe these interactions provide us with useful feedback and allow us to better understand our stockholders’ perspectives.

Director Compensation

Non-employee directors of the Board receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and stockholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

Fiscal 2015 Compensation Program

The Compensation Committee engaged Mercer in fiscal 2012 to conduct a review of the competitiveness of the Company’s non-employee director compensation program. Mercer assessed the compensation program against a peer group consisting of 15 companies. For fiscal 2013, the Committee determined generally to target the median of the peer group for total compensation. In addition, the Committee targeted a pay mix between cash and equity that approximated the peer group median, which required a greater portion of total compensation to be paid in equity. The changes for fiscal 2013 primarily reflected the trend of increasing annual retainers and reducing meeting attendance fees, increasing differentiation based on committee service, and increasing reliance on full value shares in lieu of options.

For fiscal 2014 and 2015, the Compensation Committee determined not to engage Mercer to perform a comprehensive review with respect to the Company’s non-employee director compensation program. The Committee believed that the overall non-employee director compensation program was sufficiently meeting its objectives, and decided to continue such program in fiscal 2014 and 2015.

The following table sets forth the compensation program for non-employee directors in fiscal 2015.

2015
Annual retainer:
Board	$50,000
Additional retainer:
Audit Committee-Chair	15,000
Audit Committee-Member	8,000
Compensation Committee-Chair	10,000
Nominating and Corporate Governance Committee-Chair	7,500
Board attendance fees per meeting	—
Committee attendance fees per meeting(1)	1,500
Annual grant of restricted stock ($ value)	55,000

(1)	For in-person Committee meetings, generally fees are paid only for in-person attendance.

As of the 2015 annual meeting, each non-employee director was granted an annual restricted stock award with a grant date fair value of approximately $55,000, or 949 shares. Future annual grants of restricted stock to non-employee directors will be made as of annual meeting date.

The restricted stock vests in full on the first anniversary of the grant date, subject to the director’s continued service to the Company through such date. The restricted stock may be forfeited in the event of termination of service as a non-employee director of the Company prior to the first anniversary of the grant date, subject to the Compensation Committee’s right to accelerate the vesting of all or a portion of the restricted stock at any time. During the restricted period, the restricted stock entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants.

The Company does not provide any perquisites to directors.

Fiscal 2015 Compensation Table

The table below sets forth the compensation of each non-employee director in fiscal 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock ($)(2)	Other Compensation ($)	Total ($)
Robert T. Bell	72,500	54,985	—	127,485
Ira M. Belsky	65,500	54,985	—	120,485
Richard E. Davis	68,500(3)	54,985	—	123,485
Frank P. Gallagher	63,500	54,985	—	118,485
Lee C. Stewart	77,000	54,985	—	131,985

(1)	Reflects cash retainers and meeting fees.
(2)	Reflects restricted stock awards granted under the 2013 Omnibus Incentive Plan. The amounts reported represent the grant date fair value of the restricted stock award, which is the closing trading price of a share of common stock on the grant date multiplied by the number of shares subject to the award. The closing trading price of a share of common stock on April 14, 2015 was $57.94. The Company does not pay in cash the value of fractional shares.
(3)	Includes $1,500 for attending a meeting of the Compensation Committee in October 2015 prior to his appointment.

As of October 31, 2015, each non-employee director had the following number of shares underlying outstanding option awards: Robert T. Bell, 12,000; Ira M. Belsky, 2,000; Richard E. Davis, 14,000; Frank P. Gallagher, 14,000; and Lee C. Stewart, 14,000. In addition, each non-employee director had 949 shares of restricted stock outstanding on October 31, 2015 relating to the annual equity grant.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the directors of the Company to further the alignment of stockholders and directors. The current guidelines are available on the Investor Relations section of the Company’s website at www.aepinc.com. The guidelines set forth a minimum number of shares or dollar value of common stock required to be owned by a director, which must be owned by an initial compliance date. Following initial compliance, the directors must comply with the guidelines for all periods thereafter as long as such director remains subject to the guidelines.

The stock ownership guidelines in effect for fiscal 2015 required all non-employee directors to own stock having a value of at least $150,000, with the ownership level to be initially achieved by the later of May 1, 2018 or five years after the director is first appointed or elected. The guidelines set forth how to value the stock held for purposes of compliance testing. The guidelines also set forth how indirect and/or derivative securities, as well as securities held by specified family members, are taken into account in determining the satisfaction of the guidelines, and the ramifications of noncompliance. The Nominating and Corporate Governance Committee will evaluate whether exceptions should be made for any director on whom this requirement would impose a financial hardship or prevent such director from complying with a court order, such as a divorce settlement, although no such exceptions are in effect. As of the date hereof, all non-employee directors have achieved the stock ownership requirements set forth in the guidelines. No director has pledged any shares of the Company’s common stock.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the independent directors or with the entire Board should direct the communication to Corporate Secretary, AEP Industries Inc., 95 Chestnut Ridge Road, Montvale, NJ 07645. If a stockholder does not wish to have our corporate secretary screen the communication, the stockholder should indicate that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

To submit concerns regarding accounting, internal accounting controls or auditing matters, stockholders and other interested persons may also call the Company’s toll free, confidential hotline (1-800-750-4972). Employees may submit such concerns on a confidential and anonymous basis.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, composed entirely of independent directors, administers the executive compensation program of the Company, including reviewing annually all compensation decisions relating to the Company’s executive officers. This section of the proxy statement explains how the Company’s compensation programs are designed and operate in practice with respect to the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the “Summary Compensation Table for Fiscal 2015” (the “named executive officers”).

“Target annual compensation” referred to below consists of base salary, a target bonus, target performance unit grants and a company car allowance.

Executive Summary

Fiscal 2015 Company Performance

Gradual and consistent reductions in resin costs throughout fiscal 2015 as a result of decreasing crude oil prices had a significant and positive impact on material margins and profits as well as a favorable impact on cash flows from operating activities. During fiscal 2015, resin costs declined a net $0.20 per pound. This resin cost reduction was also a major contributor to the reduction of LIFO reserves, which increased operating income by $26.6 million for fiscal 2015. The Company anticipates resin prices to remain volatile, albeit less than in recent years, with a net decrease for fiscal 2016, although the Company does not expect to benefit from falling resin prices in fiscal 2016 to the same extent it benefitted in fiscal 2015.

The Company’s sales volume has decreased 1% in each of the fiscal years ended 2015 and 2014, primarily as a result of the challenging economic conditions in recent years and volatile and uncertain resin market. However, several North American resin suppliers are undertaking substantial capital projects designed to add approximately 34 billion pounds of capacity by 2021, starting with 4 billion pounds in 2016. The Company believes these projects along with projected continuing declining crude oil prices will result in further reductions in domestic resin prices and increases in domestic film manufacturing activities. The Company believes its investment in capital expenditures over the past four fiscal years has well positioned it to fully participate in this opportunity.

The Company’s fiscal 2015 financial results are discussed in detail in the Company’s annual report on Form 10-K. Key takeways include:

•	Net income (loss). Net income of $28.8 million, or $5.64 per diluted share, as compared to net loss of $(5.5) million, or $(1.03) per diluted share, for fiscal 2014, and net income of $10.7 million, or $1.92 per diluted share, for fiscal 2013.

•	Adjusted EBITDA. Fiscal 2015 Adjusted EBITDA for the Company was $76.1 million, compared to $46.1 million and $75.9 million for fiscal 2014 and 2013, respectively. For a reconciliation of Adjusted EBITDA to net income, please see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Non-GAAP Measures to GAAP” in the Company’s annual report on Form 10-K. As discussed below in “—Compensation Philosophy, Program Objectives, and Key Features – Adjusted EBITDA (Performance Plans) Definition”, the calculation of Adjusted EBITDA for financial reporting purposes in the Company’s Form 10-K differs from the calculation of Adjusted EBITDA (Performance Plans) for purposes of the Management Incentive Plan (“MIP”) and the performance unit program.

•	Total Stockholder Return. As of October 31, 2015, one-year, three-year and five-year total stockholder return was 74.0%, 25.1% and 228.3%, respectively. Prior to fiscal 2016, the Company had not paid dividends on its common stock since 1995.

•	Net sales. Net sales of $1.14 billion, a 4.3% decrease and 0.2% decrease from fiscal 2014 and 2013, respectively.

•	Gross profit. Gross profit of $181.7 million, a 49.0% increase and 17.6% increase from fiscal 2014 and 2013, respectively.

•	Resin expense. Polyethylene resin (“PE”) prices decreased $0.20 per pound during fiscal 2015, and average PE resin costs were 13.6% or $0.11 per pound lower than the average PE resin costs during fiscal 2014.

•	Capital expenditures. $12.2 million in capital expenditures. Capital expenditures were $26.5 million and $46.7 million in fiscal 2014 and 2013, respectively.

•	Liquidity. The Company continues to maintain a strong balance sheet and sufficient liquidity. Availability under its credit facility and credit line available to its Canadian subsidiary for local currency borrowings was an aggregate of $150.9 million at October 31, 2015.

Summary of Fiscal 2015 Target and Earned Annual Compensation

Components of Target Annual Compensation. The following table sets forth the various components of target annual compensation approved for the named executive officers in fiscal 2015.

Base salary includes a car allowance. The performance units vest in five equal installments on the first through fifth anniversaries of the grant date. Ms. Guerrera receives performance unit awards approximately once every three years at the discretion of the Committee. She was granted performance units in fiscal 2015 since her last grant was in fiscal 2012; however, the table reflects a pro rata portion of such award as an annualized grant.

Fiscal 2015 Target Annual Compensation Determinations

The Compensation Committee generally reviewed and determined target annual compensation for fiscal 2015 in October 2014 through January 2015.

Messrs. Barba, Feeney, Powers and Vegliante. Although the average salary change for all of the Company’s salaried and non-bargaining employees was 3%, the Committee departed from historical practice and determined not to increase the base salaries of Messrs. Barba, Feeney, Powers and Vegliante for fiscal 2015. In lieu of a base salary increase and a resulting increase in the dollar value of the MIP target bonus for such named executive officers, the Committee determined to increase the target dollar value of their performance units by slightly more than historical practice, thereby increasing the already significant pay-for-performance focus of the compensation program. As a result, fiscal 2015 target annual compensation increased by a range of approximately 4-5%, as compared to fiscal 2014 target annual compensation, for Messrs. Barba, Feeney, Powers and Vegliante.

Other Executive Officers. By contrast, the Committee increased Ms. Guerrera’s base salary by approximately 4%, which also resulted in a 4% increase in the dollar value of her MIP target bonus. Further, the Committee granted Ms. Guerrera 3,500 performance units for fiscal 2015, consistent with the Committee’s historical practice of granting certain Vice Presidents performance units approximately once every three years. Ms. Guerrera was not awarded performance units in fiscal 2014 and 2013.

See “—Process for Making Compensation Determinations—Target Annual Compensation” for a description of how the components of target annual compensation are determined. The Committee also reviewed subjective factors for each named executive officer, although subjective factors did not result in material changes to the target annual compensation.

Fiscal 2015 Pay-For-Performance

The establishment of performance metrics generally is focused on the Company and its management team as a collective unit, to foster teamwork and maximize the Company’s performance. Management runs the Company to maximize Adjusted EBITDA, and the Company emphasizes this through its performance-based plans. Substantially the same definition of Adjusted EBITDA (“Adjusted EBITDA (Performance Plans)”) is used to determine actual Company performance in the MIP and performance unit programs and both programs utilize one-year performance targets. See page 26 for the definition of Adjusted EBITDA (Performance Plans) and further discussion of why the Committee uses one performance measure for its incentive programs.

Fiscal 2015 Target Performance. Fiscal 2015 target performance goals corresponded to the Committee’s reasonable judgment of what would be a good outcome for the Company for fiscal 2015 based on information known at the time of such determination. Despite volatile pricing in the resin markets and otherwise challenging market conditions, the Committee and management believed it was important to incentivize employees by setting target performance goals at levels significantly above the prior fiscal year’s performance.

•	The fiscal 2015 MIP Earnings Target of the Company was $72.2 million, a 37.1% increase from the fiscal 2014 Adjusted EBITDA (Performance Plans) for purposes of the MIP of $52.7 million. The 2015 MIP Earnings Target represented a 23.2% decrease from the fiscal 2014 MIP Earnings Target of $94.0 million.

•	The fiscal 2015 Performance Unit Earnings Target was $59.6 million, a 17.7% increase from the fiscal 2014 Adjusted EBITDA (Performance Plans) for purposes of the performance unit program of $50.6 million. The fiscal 2015 Performance Unit Earnings Target represented a 29.3% decrease from the fiscal 2014 Performance Unit Earnings Target of $84.3 million.

Fiscal 2015 Actual Performance. The following table presents actual Adjusted EBITDA (Performance Plans) for purposes of the MIP and the performance unit program as compared to the threshold, target and maximum earnings performance targets for such purposes for fiscal 2015. It also provides the percentage of MIP target bonus and percentage of performance units earned for fiscal 2015. In fiscal 2014 by comparison, the Company did not satisfy the threshold requirements under the MIP or the performance unit program, and therefore no bonuses were earned by the named executive officers and all of the performance units were forfeited.

	Fiscal 2015 Adjusted EBITDA (Performance Plans)
	Performance Targets			Actual
	Threshold*	Target (in millions)	Maximum**	(in millions)	(% of Target)
MIP	$57.8	$72.2	$86.6	$74.9	103.7%

Performance Units	$47.7	$59.6	$59.6	$74.9	125.7%

*	For MIP, represents 80% of Target and equates to 50% payout. For performance units, represents 80% of Target and equates to 80% earned.

**	For MIP, represents 120% of Target and equates to 200% payout. For performance units, represents 100% of Target and equates to 100% earned.

There is a linear increase in the bonus and performance units earned between such threshold, target and maximum amounts. For further discussion of our annual incentive bonus plan and our long-term incentive compensation, see “Compensation Discussion and Analysis—Annual Incentive Cash Bonus (MIP)” and “—Long-Term, Share-Based Incentive Compensation.”

Executive Compensation and Governance Practices

What We Do	What We Prohibit

100% independent Compensation, Audit and Nominating and Corporate Governance Committee members (page 9)	Guaranteed or discretionary cash bonuses or equity grants

Strong attendance at all Board and committee meetings (page 12)	Perquisites (other than modest car allowance)

Annual Board and committee performance evaluations (page 16)	Tax gross-ups

Pay for performance (page 22)	Dividends or dividend equivalents on unearned performance units

Fixed caps on bonus and equity payouts (pages 30-31)	Defined benefit, supplemental executive retirement or nonqualified deferred compensation plans

Annual grants of equity on a consistent schedule each year, with no special grants or timing based on the release of material, non-public information (page 33)	Repricing/replacement of underwater stock options

Maintain equity plan without an evergreen provision; low burn rate in practice	Hedging and use of derivatives (page 33)

Maintain alignment with stockholders due to significant ownership of Company stock by NEOs (page 48), stock ownership guidelines (page 32) and five-year vesting of earned performance units

Engage independent compensation consultant to perform comprehensive executive compensation reviews every three years or as otherwise appropriate; compensation consultant is retained directly by Compensation Committee (page 14)

Oversight to confirm no undue risk in compensation programs (page 11)

Discourage pledging and require consent; no pledging in practice (page 33)

Provide employment agreements with one-year auto renewable terms, generally with double-trigger severance for change in control (page 41)

Incentive plans intended to qualify for performance-based exception to Section 162(m) of Code (page 33)

Annual say-on-pay stockholder vote (pages 25, 53)

Say-On-Pay Stockholder Vote for 2015 Annual Meeting of Stockholders

The Committee and the Board discussed the results of such stockholder vote in 2015. Given the high level of stockholder support, the Committee did not materially revise the Company’s compensation policies and decisions relating to the named executive officers as a result of such vote. The Committee will continue to consider the outcome of stockholder votes and other stockholder feedback in making future compensation decisions for the named executive officers.

Compensation Philosophy, Program Objectives, and Key Features

The compensation program for named executive officers is designed to:

•	provide competitive pay commensurate with job scope and responsibilities in order to attract, retain and motivate key executives critical to the Company’s operations;

•	reward superior Company performance, including the achievement of financial and strategic goals, and to a lesser extent individual performance;

•	foster individual growth within the Company and long-term commitment to the Company; and

•	align the long-term interests of executives with those of stockholders through performance-based and long-term compensation awards and stock ownership guidelines.

The following table sets forth how each component of compensation is intended to satisfy one or more of the Committee’s compensation objectives.

	Component	Primary Purpose(s)	Key Features

FIXED	Base Salary and Car Allowance

•  Retains and attracts employees in a competitive market

•  Preserves an employee’s commitment during downturns in the plastic films industry and/or equity markets

•  Reflects experience, responsibilities, anticipated individual growth and other subjective factors

•  Determinations are based on employment agreement and the Adjusted Survey Target, and to a lesser extent an evaluation of the individual’s experience and current performance. Also impacted by changes generally for salaried and non-bargaining employees

AT-RISK	Annual Incentive Cash Bonus	• Motivates and rewards achievement of annual performance measure • Retains and attracts employees for short term

•  Target bonus for each employee is a percentage of base salary

•  Earned bonus is 0% to 200% of target bonus

•  Performance measure is Adjusted EBITDA (Performance Plans) compared to MIP Earnings Target. Performance target is set higher than the Company’s budget

Performance Units

•  Motivate and reward achievement of annual performance measure

•  Earned awards together with stock ownership guidelines direct alignment with stockholders with focus on medium- and long-term fundamentals, with value of award at-risk based on trading price of common stock at vesting dates

•  If minimum performance is satisfied, earned performance units are 80% to 100% of the target award

•  Performance measure is Adjusted EBITDA (Performance Plans) compared to Performance Unit Earnings Target. Performance target equal to the Company’s budget

•  Earned units vest pro rata on the first through fifth anniversaries of the grant date Holders can elect common stock or equivalent cash once vested

Adjusted EBITDA (Performance Plans) Definition

Since fiscal 1997, the Committee has utilized the achievement of Adjusted EBITDA (Performance Plans) compared to the MIP Earnings Target as the applicable performance measure under the MIP. Since fiscal 2008, performance units are earned based on the achievement of Adjusted EBITDA (Performance Plans) compared to the Performance Unit Earnings Target. Beginning in fiscal 2010, substantially the same definition of Adjusted EBITDA (Performance Plans) has been used to calculate Company performance for both the MIP and performance unit programs. The adjustments in Adjusted EBITDA (Performance Plans) may be different than the adjustments disclosed for financial reporting purposes in the Company’s Form 10-K and otherwise.

Use of One Performance Measure for Incentive Programs. The Committee utilizes Adjusted EBITDA (Performance Plans) because it believes Adjusted EBITDA (Performance Plans) is an important measure of operating performance. Specifically, this measure focuses on the Company’s core operating results by removing the impact of the Company’s capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), foreign currency effects, tax consequences, specified non-core operating items, specified non-operating items, specified non-cash items and specified extraordinary items.

The Committee believes the single measure of Adjusted EBITDA is appropriate to utilize in its incentive programs at this time, although the Committee considers additional or alternative performance measures from time to time. First, the Company is managed for Adjusted EBITDA and employees understand the performance measure and its components based on the long history of its utilization. In addition, there are key differences in the programs that provide materially different incentives to the participants. The Performance Unit Earnings Target corresponds to budgeted Adjusted EBITDA (Performance Plans), whereas the MIP Earnings Target represents budgeted Adjusted EBTIDA plus an additional dollar amount (recommended by management based on subjective factors, often materially higher than budget) intended to further motivate participants for the achievement of specific strategic or financial goals. Also, earned bonuses under the MIP are paid to participants in January subsequent to fiscal year end, whereas performance unit awards are subject to significant market risk due to the five-year pro rata vesting from the grant date for earned performance units.

Defined. Adjusted EBITDA (Performance Plans) is defined as net income before interest expense, income taxes, depreciation and amortization, discontinued operations, non-core business operating income, annual change in LIFO reserve, gain or loss on disposal of property, plant and equipment, non-operating income (expense) and share-based compensation expense, all as adjusted to remove foreign exchange effect. Further, the Committee has approved certain procedures in calculating Adjusted EBITDA (Performance Plans):

•	extraordinary items outside the ordinary course of business, such as a gain (provision) for the sale or acquisition of assets or a business, will be excluded from Adjusted EBITDA (Performance Plans) to the extent not included in the MIP Earnings Target or Performance Unit Earnings Target (the “Earnings Targets”); provided, however, extraordinary items will be included in Adjusted EBITDA (Performance Plans) to the extent of cash received;

•	accounting policy changes required by the SEC or the U.S. Financial Accounting Standards Board that are approved by such parties following the approval of the Earnings Targets will not be utilized to calculate Adjusted EBITDA (Performance Plans);

•	inter-unit management fees in effect on the date the Earnings Targets are approved by the Committee will be included in Adjusted EBTIDA (Performance Plans);

•	inter-unit royalty fees in effect on the date the Earnings Targets are approved by the Committee will be excluded from Adjusted EBTIDA (Performance Plans); and

•	vendor pricing credits will be included in Adjusted EBITDA (Performance Plans) in the fiscal year in which credits are earned, provided that the Company provides the Committee with sufficient and quantifiable support relating to such credit amounts if such credits are not included in the fiscal year-end financial statements, and provided further that any vendor pricing credits included in Adjusted EBITDA (Performance Plans) for a fiscal year will be excluded from Adjusted EBITDA (Performance Plans) in the following fiscal year.

Process for Making Compensation Determinations

Target Annual Compensation

In making annual compensation determinations for the named executive officers, the Committee primarily focuses on target annual compensation, which consists of base salary, a target bonus (short -term incentive) in accordance with the MIP, target performance unit grants (long-term incentive) and a company car allowance.

As discussed below in “—Benchmarking Data—Survey Target,” the Committee benchmarked fiscal 2013 compensation against the survey data from a study by Mercer to establish the target annual compensation for each named executive officer for fiscal 2013. The Committee primarily relied upon the 50th percentile target annual compensation from the survey data (the “Survey Target,” and as adjusted in subsequent years to take into account annual increases in target annual compensation, the “Adjusted Survey Target”). The Committee believed that the overall executive compensation program was sufficiently meeting its objectives and therefore determined not to engage Mercer to perform a comprehensive executive compensation review with respect to the fiscal 2014 or fiscal 2015 executive compensation programs.

In establishing the amounts allocated to each component of target annual compensation, the Committee initially finalizes all compensation other than the target dollar value of the performance units. Base salaries and target bonuses (set forth as percentages of base salaries) are based on the Adjusted Survey Target and, to a lesser extent, subjective factors. The car allowance generally remains a constant dollar amount each fiscal year. Upon finalizing the foregoing components of target annual compensation, the Committee calculates a target dollar value for performance unit grants equal to the difference between the Adjusted Survey Target and the target annual compensation otherwise allocated to each named executive officer for the applicable fiscal year. The number of performance units actually granted is equal to the target dollar value divided by the closing price of the Company’s common stock on Nasdaq on the grant date, which occurs in the beginning of the next calendar year at the first regularly scheduled Committee meeting.

The named executive officers will earn their target annual compensation only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers will earn compensation below or above the Adjusted Survey Target, respectively. The Committee generally does not utilize its discretion to provide additional compensation.

Compensation Differences Among Named Executive Officers

The Company does not have a fixed internal pay equity scale but rather determines the compensation for each role based on scope of responsibility and market rates of compensation. Benchmarking in establishing the Survey Target and the Adjusted Survey Target reflects the job responsibilities and positions of the named executive officers of the Company. The job responsibilities and positions of the named executive officers were, as of the date of Mercer’s 2013 study, and continued to be through fiscal 2015, as set forth below. In the first quarter of fiscal 2016, the Board promoted Mr. Powers to President and Chief Operating Officer, and Mr. Barba retained the positions of Chairman and Chief Executive Officer.

•	Mr. Barba, Chairman, President and Chief Executive Officer, led the management of the Company across all departments and was primarily responsible for the operations of the Company, as well as serving as the leader of the Board.

•	Mr. Feeney, Executive Vice President, Finance and Chief Financial Officer, was primarily responsible for the financial division of the Company; he shared significant responsibilities, leadership and decision-making authority with Mr. Barba, and served as a director on the Board.

•	Mr. Powers, Executive Vice President, Sales and Marketing, which is viewed as a key operating unit in the highly competitive plastic films industry, reported directly to Mr. Barba. Mr. Powers began serving as a director of the Board in fiscal 2014.

•	Mr. Vegliante, Executive Vice President, Operations, was responsible for a key operating division of the Company and reported to Mr. Barba.

•	Ms. Guerrera, Vice President-Controller, was responsible for financial reporting and accounting functions and reported to Mr. Feeney.

Advisors Utilized in Determination of Executive Compensation

Management. In determining the compensation of executive officers, the Committee receives significant input from Messrs. Barba and Feeney, who have a combined 72 years’ experience in their executive officer roles with the Company and have the most involvement in, and knowledge of, the Company’s business goals, strategies and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance. For each named executive officer, the Committee is provided a compensation recommendation as well as information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. Messrs. Barba and Feeney also provide recommendations for the performance metrics to be utilized in the performance-based compensation programs, the appropriate performance targets and analyses of whether such performance targets have been achieved (including recommended adjustments). The Committee retains the discretion to modify the recommendations of Messrs. Barba and Feeney and reviews such recommendations for their reasonableness based on individual and Company performance as well as market information. Messrs. Barba and Feeney do not provide input with respect to their own respective compensation.

The Committee works with management to set the agenda for Committee meetings, and Mr. Feeney is invited regularly to attend such meetings. The Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of Messrs. Barba and Feeney.

Third-Party Consultants. The Committee did not engage Mercer to perform a comprehensive executive compensation review with respect to the fiscal 2015 executive compensation program. The Committee previously engaged Mercer to conduct such review with respect to the fiscal 2013 executive compensation program. As discussed below in “—Benchmarking Data—Survey Target,” the Committee continued to benchmark target annual compensation for fiscal 2015 with the survey data from Mercer’s 2013 study.

As discussed below under “—Fiscal 2016 Preliminary Executive Compensation Program”, the Committee engaged Mercer in the fourth quarter of fiscal 2015 to perform a compensation benchmarking assessment and market analysis for fiscal 2016 compensation to Mr. Powers in connection with his promotion. In light of such promotion and the transition of responsibilities from J. Brendan Barba, the Committee intends to retain a compensation consultant in fiscal 2016 to perform a comprehensive review of the Company’s executive compensation program for fiscal 2017.

Benchmarking Data—Survey Target

In connection with the fiscal 2013 executive compensation review, Mercer initially provided analyses using a peer group and survey data. The Committee determined to benchmark fiscal 2013 compensation against the survey data because the survey data included a significantly larger sample size of companies that aligned with the Company’s industry and business, and the survey data had better job position matches given the unique responsibilities of the Company’s executives. The survey analyses for base salaries and bonus targets were based on the average data from two surveys, (x) Mercer’s 2011 US report for companies with revenues of 0.5x to 2x of the Company’s revenues and (y) Towers Watson’s 2011 US report for companies with revenues of 0.5x to 2.5x of the Company’s revenues, in each case only including non-durable manufacturing companies (or all manufacturing companies if non-durable manufacturing data was not available). The survey analysis for target long-term equity incentives was derived from Mercer’s proprietary interpolation tool using companies in the public, non-durable manufacturing industry. Survey data participants were not available to the Committee and therefore the Company cannot disclose the names of such participants.

Fiscal 2015 Compensation Determinations

Base Salary

Each named executive officer receives a base salary paid in cash. The employment agreements for each named executive officer established a base salary as of the agreement’s execution date, with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor & Statistics for the twelve months ended on the September 30th immediately prior to the applicable fiscal year. The Committee may increase base salaries further at its discretion.

The following table sets forth the base salaries approved for the named executive officers in fiscal 2015 and 2014, effective November 1 of each such fiscal year. Fiscal 2015 base salaries reflect no increase for the named executive officers except for Ms. Guerrera, whose base salary increased by approximately 4%.

Name	Fiscal 2015 ($)	Fiscal 2014 ($)
J. Brendan Barba	958,700	958,700
Paul M. Feeney	463,800	463,800
John J. Powers	349,300	349,300
Paul C. Vegliante	317,300	317,300
Linda N. Guerrera	238,500	229,500

For the twelve months ended September 30, 2014, the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area increased by 1.0%.

Annual Incentive Cash Bonus (MIP)

Performance Target. Each named executive officer participates in the MIP, pursuant to which eligible employees earn a cash bonus upon the satisfaction of one or more annual performance targets established by the Committee. Since 1997, the Committee has utilized the achievement of Adjusted EBITDA (Performance Plans) compared to the MIP Earnings Target as the applicable performance measure under the MIP. The performance goal for each participant is dependent upon job classification, with the intent to capture that portion of the Company’s business the performance of which a participant can reasonably influence. Since fiscal 2009, the performance goal for all of the named executive officers has been based on the performance of the Company as a whole.

Bonus Target. The bonus target for each employee is set forth as a percentage of base salary and the earned bonus is 0% to 200% of such target based on Adjusted EBITDA (Performance Plans) compared to the MIP Earnings Target, as set forth in the table below.

Adjusted EBITDA (Performance Plans)	Degree of Performance Achieved	Percent of MIP Target Bonus Earned
Less than 80% of MIP Earnings Target	Below Threshold	0%
80% of MIP Earnings Target	Threshold	50%
100% of MIP Earnings Target	Target	100%
120% or more of MIP Earnings Target	Maximum	200%

There is a linear increase in the target bonus between such threshold, target and maximum amounts. Reductions (but not increases) of such bonuses are at the sole discretion of the Committee and certain management. The Committee confirmed the reasonableness of the bonus target, as a percentage of base salary, for each named executive officer in connection with Mercer’s 2013 study. Although the Committee did not change the bonus target, as a percentage of base salary, for any named executive officer for fiscal 2015, the value of such target cash bonus increased 4% based on the corresponding increase in base salary for Ms. Guerrera.

Fiscal 2015-Earned. The following table sets forth summary information regarding the fiscal 2015 MIP.

	MIP Target Bonus		MIP Bonus Earned $
Name	% of Base Salary	$
J. Brendan Barba	80	766,960	909,995
Paul M. Feeney	65	301,470	357,693
John J. Powers	50	174,650	207,222
Paul C. Vegliante	50	158,650	188,238
Linda N. Guerrera	25	59,625	70,745

Long-Term, Share-Based Incentive Compensation

Performance Target.    The Committee has granted long-term incentive compensation to a limited number of employees, including the named executive officers, in the form of performance units since fiscal 2006. The Committee currently grants equity awards to Company employees under the 2013 Omnibus Incentive Plan. Prior to such time and including all grants made to the named executive officers in fiscal 2013, the Committee granted such awards under the 2005 Stock Option Plan.

Since fiscal 2008, performance units are earned based on the achievement of Adjusted EBITDA (Performance Plans) compared to the Performance Unit Earnings Target, as set forth in the table below.

Adjusted EBITDA (Performance Plans)	Degree of Performance Achieved	Percent of Performance Units Earned
Less than 80% of Performance Unit Earnings Target	Below Threshold	0%
80% of Performance Unit Earnings Target	Threshold	80%
100% or more of Performance Unit Earnings Target	Target/Maximum	100%

If the Company’s Adjusted EBITDA (Performance Plans) is between 80% and less than 100% of the Performance Unit Earnings Target, such employee forfeits such number of performance units equal to (A) the performance units granted multiplied by (B) the percentage Adjusted EBITDA (Performance Plans) is less than the Performance Unit Earnings Target.

Earned performance units vest pro rata on the first through fifth anniversaries of the grant date and therefore are subject to significant market risk over the vesting period. Holders have no rights as stockholders with respect to specified units until vesting.

Performance Unit Target.    See “—Process for Making Compensation Determinations—Target Annual Compensation” for information as to how the Committee determines the number of performance units granted.

Fiscal 2015-Earned.  The table below sets forth for each named executive officer the number of performance units granted and earned in fiscal 2015 under the 2013 Omnibus Incentive Plan.

Name	Performance Units Granted	Performance Units Earned
J. Brendan Barba	42,270	42,270
Paul M. Feeney	5,454	5,454
John J. Powers	4,809	4,809
Paul C. Vegliante	1,326	1,326
Linda N. Guerrera	3,500	3,500

Ms. Guerrera and other Vice Presidents that participate in the performance unit program historically have received such awards approximately once every three years. Ms. Guerrera was granted performance units in fiscal 2015 since her last grant was in fiscal 2012.

Post-Employment Benefits

Each named executive officer has an employment agreement with the Company, which includes specified severance benefits. In general, cash severance is only paid upon termination by the Company without cause, or upon termination by the executive for good reason or upon termination within 30 days following a change in control. The change in control provision is a “double trigger,” which means that two events must occur for payments to be made (a change in control and, within 30 days subsequent thereto, the termination of employment); this is consistent with the purpose of the employment agreements, to provide employees or their heirs with a guaranteed level of financial protection upon employment loss. The change in control protection also ensures that executives can advise the Board regarding a potential transaction without being unduly influenced by personal considerations, such as fear of the economic consequences of losing a job as a result of such change in control. Further, it is imperative to provide competitive benefits relative to peer companies and to diminish the inevitable distraction by virtue of personal uncertainties and risks created by a pending or threatened change in control or termination without cause. Finally, the Committee believes that these agreements are beneficial to the Company because, in consideration for these severance arrangements, the executives agree to non-competition and non-solicitation covenants for a period of time following such termination of employment.

Additionally, certain of the Company’s equity compensation plans and arrangements, including the 2005 Stock Option Plan and the 2013 Omnibus Incentive Plan, permit (but do not require) the Committee to accelerate the earnings and vesting of securities granted thereunder upon specified terminations of employment. See “Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change in Control” for further information on post-employment benefits.

Other Equity-Related Policies

Executive Stock Ownership Guidelines

The Company has had stock ownership guidelines for executive officers for many years. The Nominating and Corporate Governance Committee most recently revised the guidelines in conjunction with revisions to the executive compensation program in fiscal 2013 and as a result of the significant increase in the Company’s common stock price since the prior guidelines were first implemented in 2010. The current guidelines are available on the Investor Relations section of our website at www.aepinc.com.

The executive stock ownership guidelines in effect currently and throughout fiscal 2015 require executive officers to own a minimum number of shares of the Company’s common stock equal to a multiple of such person’s base salary in effect on November 1, 2012 (or such later date he or she becomes an executive under the guidelines) divided by the share price of the Company’s common stock. The applicable multiples of base salaries are set forth in the table below. The share price is computed as the average of the closing price of the Company’s common stock within 30 consecutive days ending October 31, 2012 (or a later 30-day period reasonably close to the date such person becomes an executive under the guidelines). The minimum number of shares required changes upon a promotion, but is not impacted by changes in base salaries subsequent to becoming subject to the current guidelines.

Position	Value of Common Stock to be Owned
Chief Executive Officer and President	4x base salary

Chief Financial Officer and Executive Vice Presidents	2x base salary

Other Executive Officers	1x base salary

The guidelines set forth how to value the stock held for purposes of compliance testing. The guidelines also set forth how indirect and/or derivative securities, as well as securities held by specified family members, are taken into account in determining the satisfaction of the guidelines, and the ramifications of noncompliance.

All of our named executive officers are in compliance with the current guidelines as of the date hereof, well in advance of the initial compliance date of October 31, 2017. Further, no executive officer has pledged any shares of the Company’s common stock.

Timing and Pricing of Share-Based Grants

The Committee and the Board do not coordinate the timing of share-based grants with the release of material non-public information. Performance units are granted to the named executive officers on an annual basis at the first regular meeting of the Committee during the calendar year, and remain subject to both the satisfaction of a one-year Adjusted EBITDA performance measure and five-year pro rata vesting from the grant date. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance.

In accordance with the 2013 Omnibus Incentive Plan, the exercise price of each stock option is the closing price for the Company’s common stock on the date approved by the Committee to be the grant date (which date is not earlier than the date the Committee approved such grant).

Policy on Pledging and Hedging Company Securities

In addition to the restrictions set forth in SEC regulations, the Company’s insider trading policy prohibits the hedging of Company securities and significantly limits any pledging of Company securities. In particular, the policy prohibits directors, executive officers and other employees, with respect to the Company’s securities, from trading on a short-term basis (open market purchases and sales within six months), short sales, trading in puts, calls, options or other derivative securities, or trading otherwise for short-term gain or speculative purposes. In addition, the policy prohibits pledging of Company securities or holding Company securities in a margin account, except in situations and on conditions pre-approved by the Chief Financial Officer. At a minimum, such person must have the financial capacity to repay the applicable loan without resort to the margin or pledged securities. No Company securities beneficially owned by a director or executive officer have been pledged or subject to a margin account at any time in the last five fiscal years.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee has reviewed the Company’s compensation programs and policies in light of Section 162(m) of the Code, which provides that annual compensation in excess of $1 million paid to a company’s chief executive officer and the three other highest compensated executive officers (excluding the chief financial officer) is not deductible by the company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). Amounts payable under the MIP, which was last approved by our stockholders at the 2013 annual meeting, are intended to qualify as performance-based compensation in accordance with Section 162(m) of the Code.

Incentive stock options, non-qualified stock options and stock appreciation rights granted under our 2005 Stock Option Plan and 2013 Omnibus Incentive Plan qualify for the performance-based compensation exemption from the $1 million deduction limitation of Section 162(m) of the Code. Performance shares and performance units granted under our 2005 Stock Option Plan and 2013 Omnibus Incentive Plan may also qualify for the performance-based compensation exemption if, among other things, the Company obtains stockholder approval of the material terms of the performance goals applicable to performance shares and performance units every five years. Such stockholder approval was last received with respect to the 2005 Stock Option Plan at the 2012 annual meeting. The stockholders approved the 2013 Omnibus Incentive Plan, including for purposes of Section 162(m) of the Code, at the 2013 annual meeting.

The Committee intends to continue to review the application of Section 162(m) of the Code with respect to any future compensation arrangements considered by the Company. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee does not have a policy that all executive compensation must be tax-deductible.

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested, as well as be subject to penalties and interest, unless certain requirements are complied with. The Company’s applicable employment and severance arrangements and benefit plans, as well as the 2013 Omnibus Incentive Plan, are intended to comply with or be exempt from the requirements of Section 409A.

Change in Control Payments

Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments.” For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible, equal the amount of the parachute payments less the base amount. Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. The Company does not pay tax gross-ups with respect to such excise tax.

All of the named executive officers currently have employment agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as “excess parachute payments.” The Company’s 2005 Stock Option Plan and 2013 Omnibus Incentive Plan also entitle participants to payments in connection with a change in control that may result in excess parachute payments.

Fiscal 2016 Preliminary Executive Compensation Program

The Compensation Committee did not engage a compensation consultant to perform a comprehensive executive compensation review with respect to the fiscal 2016 executive compensation program. However, in connection with the recent promotion of Mr. Powers to President and Chief Operating Officer, the Compensation Committee engaged Mercer in the fourth quarter of fiscal 2015 to perform a compensation benchmarking assessment and market analysis for the fiscal 2016 target annual compensation of Mr. Powers.

For Mr. Barba, the Committee approved an approximate 3% increase his base salary and a 1% increase in the target dollar value of his performance units for fiscal 2016. Due to Mr. Powers’ promotion and the transition of some operational responsibilities from Mr. Barba to Mr. Powers, the Committee determined to decrease Mr. Barba’s MIP target bonus as a percentage of base salary from 80% for fiscal 2015 to 75% for fiscal 2016.

For Mr. Powers, in addition to the 3% increase in base salary (corresponding to the average salary change for all of the Company’s salaried and non-bargaining employees for fiscal 2016) and an increase in the dollar value of his MIP target bonus resulting from such base salary increase, the Committee approved a market increase in Mr. Powers’ target annual compensation in connection with his promotion based on the Mercer benchmarking data. In the aggregate, Mr. Powers’ target annual compensation increased by approximately 14% for fiscal 2016, including the impact of the ordinary course increase in compensation. His base salary increased by approximately 13% to $394,800, his MIP target bonus as a percentage of base salary increased from 50% to 60%

and the target dollar value of his performance units for fiscal 2016 increased by approximately 0.4%. The Committee intends to consider additional market changes in the target annual compensation of Mr. Barba and Mr. Powers as additional operational responsibilities are transferred from Mr. Barba to Mr. Powers.

For fiscal 2016, the Committee increased target annual compensation by approximately 1% for Messrs. Feeney and Vegliante. Such officers’ base salaries increased by approximately 3% and their target bonus (in dollars) increased by approximately 3%, which corresponded to the average salary change for all of the Company’s salaried and non-bargaining employees. However, the dollar value of their performance units in fiscal 2016 decreased compared to fiscal 2015 due to the atypical increase in performance unit dollar values in fiscal 2015 as discussed herein.

The Committee increased Ms. Guerrera’s base salary by approximately 4.5%, which also resulted in a 4.5% increase in the dollar value of her MIP target bonus. Ms. Guerrera receives performance unit awards approximately once every three years at the discretion of the Committee. She was granted performance units in fiscal 2015, so she was not granted any performance units in fiscal 2016.

See “—Process for Making Compensation Determinations—Target Annual Compensation” for a description of how the components of target annual compensation are determined.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including Messrs. Barba and Feeney. Based on such review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2015 and the proxy statement for the 2016 annual meeting.

The Compensation Committee

Lee C. Stewart, Chairman

Richard E. Davis

Frank P. Gallagher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2015, the Compensation Committee consisted of Lee C. Stewart, Frank P. Gallagher and Robert T. Bell. All members of the Committee during fiscal 2015 were independent directors and none of them is or has been an employee or officer of ours. During fiscal 2015, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Committee or the Board.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for Fiscal 2015

The table below summarizes the total compensation paid or earned by the named executive officers in fiscal 2015, 2014 and 2013.

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
J. Brendan Barba	2015	958,700	—	2,355,284	909,995	27,726	4,251,705
Chairman and Chief	2014	958,700	—	2,195,865	—	27,476	3,182,041
Executive Officer (4)	2013	930,800	—	2,131,600	487,018	26,176	3,575,594

Paul M. Feeney	2015	463,800	—	303,897	357,693	24,835	1,150,225
Executive Vice President,	2014	463,800	—	254,659	—	24,585	743,044
Finance and Chief Financial Officer	2013	450,300	—	247,000	191,432	24,312	913,044

John J. Powers	2015	349,300	—	267,957	207,222	24,630	849,110
President and Chief Operating	2014	349,300	—	232,380	—	24,380	606,060
Officer (4)	2013	339,100	—	225,300	110,891	24,111	699,402

Paul C. Vegliante	2015	317,300	—	73,885	188,238	24,572	603,995
Executive Vice President,	2014	317,300	—	46,455	—	24,322	388,077
Operations	2013	308,100	—	44,900	100,754	23,875	477,629

Linda N. Guerrera	2015	238,500	—	195,020	70,745	20,215	526,495
Vice President-Controller	2014	229,500	5,000	—	—	21,180	255,680
	2013	222,800	—	—	36,430	20,901	280,131

(1)	Fiscal year: November 1—October 31.

(2)	The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures). All awards in the Stock Awards column for 2015 relate to performance units granted in January 2015 under the 2013 Omnibus Incentive Plan. The grant date fair value of each performance unit assumes all units are earned in full and is calculated as the closing price of a share of common stock as of the grant date. Due to the cash settlement feature, the performance units are liability classified on the Company’s balance sheets and the (income) expense is remeasured at each balance sheet date based on the market value of the Company’s common stock, although no remeasurements are reflected herein.

(3)	Represents a car allowance ($13,000 for Mr. Barba, $11,000 each for Messrs. Feeney, Powers, and Vegliante, and $8,000 for Ms. Guerrera), amounts contributed by the Company to such person’s account in the 401(k) Savings Plan ($13,000 for each executive officer except Ms. Guerrera and $11,785 for Ms. Guerrera), life insurance premiums and accidental death and dismemberment insurance premiums.

(4)	In the first quarter of fiscal 2016, Mr. Powers was appointed as President and Chief Operating Officer; prior to such time, he was Executive Vice President, Sales and Marketing. Mr. Barba also served as President prior to Mr. Power’s appointment.

Narrative Discussion of Summary Compensation Table for Fiscal 2015

Employment Agreements. See “—Potential Payments Upon Termination or Change in Control” for a description of the material terms of the employment agreements of all named executive officers.

Stock Awards. The Compensation Committee provides long-term incentive compensation to the named executive officers in the form of performance units. Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of the Company’s common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option at the time of vesting). Actual fiscal 2015 Adjusted EBITDA (Performance Plans) was $74.9 million for purposes of the performance unit program, which represents 125.7% of the fiscal 2015 Performance Unit Earnings Target. This resulted in 100% of the performance units being earned and none of the performance units being forfeited for fiscal 2015. In fiscal 2014, the Company did not achieve at least 80% of the Performance Unit Earnings Target, and therefore all of the performance units were forfeited in fiscal 2014. In fiscal 2013, the Company achieved 93.48% of the Performance Unit Earnings Target, and therefore 93.48% of the performance units were earned and 6.52% of the performance units were forfeited in fiscal 2013.

Non-Equity Incentive Plan Compensation. Actual fiscal 2015 Adjusted EBITDA (Performance Plans) was $74.9 million for purposes of the MIP, which represents 103.7% of the fiscal 2015 MIP Earnings Target, which corresponded to a payment of 118.6% of the target bonus of each named executive officer in fiscal 2015. The Company did not achieve at least 80% of the MIP Earnings Target in fiscal 2014, and therefore no bonuses were earned by the named executive officers in fiscal 2014. The Company achieved 86.16% of the MIP Earnings Target in fiscal 2013, which corresponded to a payment of 65.4% of the target bonus of each named executive officer.

Grants of Plan-Based Awards in Fiscal 2015

The following table provides information about equity and non-equity awards granted to the named executive officers in fiscal 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Brendan Barba	N/A	383,480	766,960	1,533,920	—	—	—	—
	01/07/2015	—	—	—	33,816	42,270	42,270	2,355,284
Paul M. Feeney	N/A	150,735	301,470	602,940	—	—	—	—
	01/07/2015	—	—	—	4,363	5,454	5,454	303,897
John J. Powers	N/A	87,325	174,650	349,300	—	—	—	—
	01/07/2015	—	—	—	3,847	4,809	4,809	267,957
Paul C. Vegliante	N/A	79,325	158,650	317,300	—	—	—	—
	01/07/2015	—	—	—	1,061	1,326	1,326	73,885
Linda N. Guerrera	N/A	29,813	59,625	119,250	—	—	—	—
	01/07/2015	—	—	—	2,800	3,500	3,500	195,020

(1)	Relates to the possible cash bonus payouts under the fiscal 2015 MIP.

(2)	Relates to the performance units granted, subject to forfeiture, under the 2013 Omnibus Incentive Plan.

(3)	The Company assumed that the target/maximum amount of performance units would be earned in determining the grant date fair value. Each performance unit had a grant date fair value of $55.72, which was the closing price of a share of common stock on the grant date. See Note 2 to the Summary Compensation Table.

Narrative Discussion of Grants of Plan-Based Awards in Fiscal 2015 Table

MIP. The bonuses of the named executive officers were subject to the satisfaction of Adjusted EBITDA (Performance Plans) of the Company. Bonus targets are set forth as percentages of base salaries and the earned bonus is 0% to 200% of such targets based on fiscal 2015 Adjusted EBITDA (Performance Plans) compared to the

MIP Earnings Target. The threshold amount of 50% of the target bonuses is based on achievement of 80% of the MIP Earnings Target, the target amount of 100% of the target bonuses is based on achievement of 100% of the MIP Earnings Target, and the maximum amount of 200% of the target bonuses is based on the achievement of 120% or more of the MIP Earnings Target, with a linear increase in the target bonuses between such threshold, target and maximum amounts. The Company achieved 103.7% of the MIP Earnings Target in fiscal 2015, which corresponded to a payment of 118.6% of the target bonus of the named executive officers.

Performance Units. Each performance unit represents the right to receive, upon the achievement of specified performance goals and vesting criteria and the satisfaction of any required withholding obligation, either one share of the Company’s common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option on each vesting date). The earned performance units vest in five equal installments on the first through fifth anniversaries of the grant date, provided the person continues to be employed by the Company on such respective dates. The threshold amount of 80% of the performance units is based on Adjusted EBITDA (Performance Plans) of 80% of the Performance Unit Earnings Target, and the target and maximum amount of 100% of the performance units is based on Adjusted EBITDA (Performance Plans) of 100% or more of the Performance Unit Earnings Target, with a linear increase between the threshold and target/maximum amounts. All performance units granted in fiscal 2015 were earned since actual fiscal 2015 Adjusted EBITDA (Performance Plans) was 125.7% of the fiscal 2015 Performance Unit Earnings Target.

Outstanding Equity Awards at October 31, 2015

The following table presents information on the unvested performance units held by the named executive officers as of October 31, 2015. As of October 31, 2015, no named executive officer held any unexercised stock options.

		Stock Awards
Name	Grant Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
J. Brendan Barba	01/06/2011	7,497	599,760
	01/05/2012	14,188	1,135,040
	01/07/2013	19,946	1,595,680
	01/07/2015	42,270	3,381,600
Paul M. Feeney	01/06/2011	1,451	116,080
	01/05/2012	2,690	215,200
	01/07/2013	2,311	184,880
	01/07/2015	5,454	436,320

John J. Powers	01/06/2011	1,195	95,600
	01/05/2012	2,246	179,680
	01/07/2013	2,108	168,640
	01/07/2015	4,809	384,720
Paul C. Vegliante	01/06/2011	223	17,840
	01/05/2012	374	29,920
	01/07/2013	420	33,600
	01/07/2015	1,326	106,080

Linda N. Guerrera	01/05/2012	1,400	112,000
	01/07/2015	3,500	280,000

(1)	The performance units vest in five equal installments on the first through fifth anniversaries of the grant date. All performance units granted in fiscal 2014 were forfeited due to the Company’s failure to satisfy the threshold performance measure.

(2)	Based on the closing price of our common stock on Nasdaq on October 30, 2015, which was $80.00.

Option Exercises and Stock Vested in Fiscal 2015

The following table provides information on the vesting of earned performance units in fiscal 2015. The number of shares acquired and the value realized for each award excludes the payment of any fees, commissions or taxes. No named executive officer exercised any stock options during fiscal 2015.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Brendan Barba	21,239	1,180,116
Paul M. Feeney	3,565	197,988
John J. Powers	3,020	167,742
Paul C. Vegliante	548	30,426
Linda N. Guerrera	700	39,305

(1)	The value realized is based on the number of performance units received on the vesting date multiplied by the closing price of our common stock on Nasdaq on the vesting date. If Nasdaq is closed on the vesting date, the closing price on the preceding business day is used. For all vesting in fiscal 2015, the named executive officers elected to receive cash in lieu of shares, as permitted under the award agreements.

Potential Payments Upon Termination or Change in Control

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company as of October 31, 2015. All of the named executive officers have employment agreements with the Company as of October 31, 2015, and certain of the Company’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified events.

AEP Industries Inc. 2005 Stock Option Plan

The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change in control, to accelerate the exercisability of any award.

Performance Units. The earned performance units will immediately vest in the event of (A) the death of an employee, (B) the permanent disability of an employee (within the meaning of the Code) or (C) a termination of employment due to a transaction (or series of transactions) that results in the disposition of any asset, division, subsidiary, business unit, product line or group of the Company or any of its affiliates.

In the event of a Change of Control (as defined in the Plan) or immediately prior to a Change of Control, the Company may, in its complete discretion as set forth in the Plan, cause all unvested performance units to become immediately vested; provided, the Company elect to exercise such discretion during the calendar year in which the Change of Control occurs.

In the case of any other termination, any unvested performance units will be forfeited.

A “change in control” is defined in the Plan as the occurrence of any one of the following conditions:

•	any person or group becomes the beneficial owner of 20% or more of the voting power of the Company, except for those persons in control as of the Effective Date (undefined term; SEC filings note effective date of Plan as January 1, 2005), any person acting on behalf of the Company in a public equity distribution or a trustee or other fiduciary under an employee benefit plan of the Company;

•	as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing, the persons who were directors of the Company prior to the transaction cease to be a majority of the Board of the Company or any successor to the Company or its assets; or

•	at any time (A) the Company consolidates with or merges with any other person and the Company is not the continuing or surviving corporation, (B) any person consolidates with or merges with the Company, the Company is the continuing or surviving corporation, and in connection therewith, all or part of the outstanding stock of the Company is changed into or exchanged for stock or other securities of any other person, cash or other property, (C) the Company is party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person, or (D) the Company sells or otherwise transfers 50% or more of the assets or earning power of the Company and its subsidiaries, taken as a whole, to any person.

AEP Industries Inc. 2013 Omnibus Incentive Plan

The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change in control, to accelerate the exercisability of any award or the end of a performance period.

Performance Units. The earned performance units will vest (A) immediately, in the event of an employee’s death; (B) in the Compensation Committee’s discretion, in the event of an employee’s disability; and (C) in the Compensation Committee’s discretion with respect to the pro rata portion of the award that is earned based on the Company’s actual performance as of the end of the fiscal year, in the event of an employee’s retirement or termination by the Company without cause. If the events specified in (A), (B) or (C) occur before the end of the fiscal year in which the initial grant was made, the Committee may, in its discretion, waive all or a portion of the performance conditions and determine that the employee has earned all or a lesser portion of the performance units subject to the award. In the case of any termination other than upon death, disability or retirement or termination by the Company without cause, any unearned or unvested performance units will be forfeited.

In the event of a Change in Control or immediately prior to a Change in Control, the Committee may, in its discretion as provided in the Plan, cause all performance units granted not then vested to become immediately vested, provided that it must elect such discretion during the calendar year in which the Change in Control occurs. If a Change in Control occurs before the end of the fiscal year in which the grant was made, for purposes of determining the Adjusted Grant Amount for such participant, year-to-date Adjusted EBITDA as of the end of the fiscal quarter immediately preceding the date of such event shall be annualized and compared to Forecasted Adjusted EBITDA for such fiscal year, in lieu of actual Adjusted EBITDA as described in the award agreement. If the Change in Control occurs after the end of the fiscal year in which the grant was made, the Adjusted Grant Amount for such Participant shall be determined in accordance with Section 2(b) of the award agreement.

A “Change in Control” is defined in the Plan as the occurrence of any one of the following conditions:

•	any person or group becomes the beneficial owner of 30% or more of the voting power of the Company, except for (for this subjection only) by J. Brendan Barba and his issue (or any of their respective descendants, heirs, beneficiaries or donees and any entity owned by such persons) , any acquisition directly from the Company or by the Company, any acquisition by any employee benefit plan (or related trust) that is sponsored or maintained by the Company or an affiliate of the Company, or any transaction that falls under the exception in bullet #3;

•	as transaction from which the persons who were directors of the Company prior to the transaction cease to be a majority of the Board of the Company or any successor to the Company or its assets; or

•	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company, a sale or disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, unless (i) the beneficial owners of the voting securities immediately prior to such transaction beneficially own more than 50% of the voting power of the resulting entity after such transaction, (ii) no person or group (excluding any corporation resulting from the transaction or any employee benefit plan or trust resulting from the transaction) beneficially owns 30% or more of the voting power of the Company, and (iii) at least a majority of the Board resulting from such transaction were members of the incumbent Board at the time of the execution of the initial agreement or the action of the Board providing for such transaction.

If a Change in Control is a payment trigger and not merely a vesting trigger, the Change in Control must also constitute a change in control event for purposes of Section 409A of the Code.

AEP Industries Inc. 2015 Management Incentive Plan

If an employee is terminated during the plan period:

•	due to the employee’s voluntary termination, including retirement, no bonus will be earned by the employee;

•	due to the employee’s involuntary termination as a result of job elimination or reorganization, the bonus will be earned and paid, if the MIP Earnings Target is achieved, on a pro rata basis as of the termination date;

•	due to the employee’s involuntary termination for other reason, including but not limited to termination due to unsatisfactory performance or other cause, no bonus will be earned by the employee; and

•	due to death, the bonus will be earned and paid, if the MIP Earnings Target is achieved, on a pro rata basis as of the termination date.

If any employee is disabled for more than 30 days during the plan period, then the bonus may only be earned for fiscal quarters in which the employee worked more than 60 days.

The payment of pro rata bonuses will be made only if the applicable performance measure is satisfied for the applicable year.

Employment Agreements

The employment agreements, effective November 1, 2004 (or, for Ms. Guerrera, November 1, 2008), provided for an initial term of three years (or, for Ms. Guerrera, one year), and are extended for successive one-year periods unless either party gives sufficient notice.

The employment agreements established a base salary as of November 2004 (or for Ms. Guerrera, November 2008), with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor Statistics for the twelve-month period ended on the September 30th immediately prior to the applicable fiscal year. The Compensation Committee may increase base salaries further at its discretion.

The named executive officers are also entitled to an annual bonus pursuant to the MIP. Grants of share-based compensation awards are determined by the Board or Compensation Committee, in their sole discretion. The named executive officers are entitled to coverage under all employee pension and compensation programs, plans and practices that are available generally to the Company’s senior executives.

Termination Due to Death or Disability, By Company For Cause or By Executive Without Good Reason. If the named executive officer’s employment is terminated by reason of death or disability, by the Company for cause or by the executive without good reason, the executive will receive:

•	earned but unpaid base salary through the termination date (payable in accordance with ordinary payroll practices);

•	earned but unpaid bonus for the prior fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	if other than for cause, a pro rata portion of the bonus for the current fiscal year (calculated in the manner set forth in the MIP and payable at the same time payment is made to participants employed through the end of the fiscal year);

•	if due to death or disability, payment for any accrued and unused vacation; and

•	the continuation of benefits through the termination date, or in cases of death or disability, in accordance with the terms of the Company’s plans and policies.

The named executive officer’s employment will terminate immediately upon death. If the named executive officer has a disability during the employment period, the Company may terminate such employee by giving at least 30 days written notice of such termination. Disability is defined as:

•	if the person has elected coverage under the Company’s long-term disability plan, the person’s inability to perform the duties and obligations required by the job by reason of any medically determined physical or mental impairment, as determined in accordance with the provisions of the long-term disability coverage of the Company’s plan; or

•	if the person has not elected coverage under the Company’s long-term disability plan, any medically determined physical or mental impairment by the Compensation Committee or the Company’s insurers, and acceptable to such executive, that prevents such person from performing the duties and obligations required by such person’s job for more than 90 days during any 180-day consecutive period.

“Cause” is defined as:

•	the commission of a crime of moral turpitude or a felony involving financial misconduct, moral turpitude or which has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or economic injury to the Company;

•	a dishonest or willful act or omission that has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or demonstrable and serious economic injury to the Company; or

•	a material breach of the employment agreement or any other agreement between such executive and the Company or any of its subsidiaries or affiliates (other than as a result of a disability or other factors outside such person’s control), after notice and a reasonable opportunity to cure, if cure is possible.

“Good reason” is defined as:

•	any material breach by the Company of the employment agreement;

•	a significant diminution in the responsibilities or authority of such person which are materially inconsistent with such person’s position, except for an insubstantial and inadvertent diminution that is remedied promptly after notice or if such person is terminated for cause or disability; or

•	a significant diminution in base salary and bonus, except for general compensation reductions not limited to any particular person.

Further, the executive must notify the Company of the event qualifying for a “good reason” termination, and the Company must have failed to cure such event within 15 days, in the case of a material breach of the employment agreement, or within 30 days for any other reason.

Termination By Company Other than for Cause or by Executive with Good Reason or Subsequent to Change in Control (and not due to Death or Disability). If the named executive officer’s employment is terminated by the Company other than for cause, or by the executive for good reason or within 30 days subsequent to a change in control, and in either case is not due to death or disability, the executive will receive:

•	severance payments equal to two times such executive’s (A) annual base salary in effect immediately prior to the event giving rise to the termination and (B) the bonus earned for the fiscal year immediately preceding the fiscal year in which the termination event occurs (payable in equal pro rata installments over two years in accordance with ordinary payroll practices, but no less frequently than semi-monthly);

•	a pro rata portion of the bonus for the current fiscal year (calculated in the manner set forth in the MIP and payable at the same time payment is made to participants employed through the end of the fiscal year);

•	earned but unpaid bonus for the prior fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	payment for any accrued and unused vacation; and

•	continued participation in Company’s medical and dental plans at normal contribution rates, ending on the earlier of (A) the last day of the severance period or (B) until the Company ceases to be obligated to make such plans available to executive under COBRA. If (A) is applicable, executive and eligible family members can continue participation in plans until the date specified in (B) by paying full monthly premiums.

A “change in control” (referred to as a “discontinuation event”) occurs upon any one of the following:

•	any person or group becomes the beneficial owner of 50% or more of the voting power of the Company, except for those persons in control as of November 1, 2004 (or, for Ms. Guerrera, November 1, 2008), any person acting on behalf of the Company in a public equity distribution or a trustee or other fiduciary under an employee benefit plan of the Company;

•	as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing, the persons who were directors of the Company prior to the transaction cease to be a majority of the Board of the Company or any successor to the Company or its assets; or

•	at any time (A) the Company consolidates with or merges with any other person and the Company is not the continuing or surviving corporation, (B) any person consolidates with or merges with the Company, the Company is the continuing or surviving corporation, and in connection therewith, all or part of the outstanding stock of the Company is changed into or exchanged for stock or other securities of any other person, cash or other property, (C) the Company is party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person, or (D) the Company sells or otherwise transfers 50% or more of the assets or earning power of the Company and its subsidiaries, taken as a whole, to any person.

Confidentiality, Non-Solicit and Non-Compete. The employment agreements contain customary confidentiality terms. The employment agreements also contain non-solicitation and non-competition provisions effective until the later of (A) the second anniversary of the termination date or (B) the first anniversary of the date the executive ceases to receive any payments from the Company related to salary, bonus or severance. If the executive violates any of the foregoing, the Company’s payment obligations under the employment agreement cease.

Change in Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change in control, assuming such event occurred on October 31, 2015. These estimates do not reflect the actual amounts that will be paid to such persons upon such events in the future, if any, the amounts of which would only be known at the time the persons become eligible for payment and would be payable only if the specified event occurs.

The table reflects that 100% of the fiscal 2015 performance units were earned and assumes that the Compensation Committee exercises its discretion to accelerate all other unvested share-based awards earned as of October 31, 2015 for any termination of employment and upon a change in control (with termination), except in respect of terminations for cause, resignation without good reason or a change in control (without termination). The table reflects the intrinsic value of such acceleration or vested securities, which for each performance unit is $80.00, the closing price of the Company’s common stock on Nasdaq on October 30, 2015. Further, the table assumes the MIP bonus was not earned for fiscal 2015.

The following items are not reflected in the table set forth below:

•	earned and unpaid salary and accrued and unused vacation through October 31, 2015, all of which is de minimis;

•	costs of COBRA or any other mandated governmental assistance program to former employees, which is de minimis; and

•	amounts outstanding under the Company’s 401(k) Savings Plan.

Named Executive Officer	Cash Severance ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)(1)	Miscellaneous Health Benefits ($)(2)	Total ($)
J. Brendan Barba
Retirement	—	6,712,080	—	—	6,712,080
Death	—	6,712,080	958,700	—	7,670,780
Disability	—	6,712,080	—	—	6,712,080
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	2,827,395	6,712,080	—	9,039	9,548,514
By Executive (for good reason)	2,827,395	6,712,080	—	9,039	9,548,514
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	2,827,395	6,712,080	—	9,039	9,548,514

Paul M. Feeney
Retirement	—	952,480	—	—	952,480
Death	—	952,480	463,800	—	1,416,280
Disability	—	952,480	—	—	952,480
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	1,285,293	952,480	—	9,039	2,246,812
By Executive (for good reason)	1,285,293	952,480	—	9,039	2,246,812
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	1,285,293	952,480	—	9,039	2,246,812

Named Executive Officer	Cash Severance ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)(1)	Miscellaneous Health Benefits ($)(2)	Total ($)
John J. Powers
Retirement	N/A	N/A	N/A	N/A	N/A
Death	—	828,640	349,300	—	1,177,940
Disability	—	828,640	—	—	828,640
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	905,822	828,640	—	9,039	1,743,501
By Executive (for good reason)	905,822	828,640	—	9,039	1,743,501
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	905,822	828,640	—	9,039	1,743,501

Paul C. Vegliante
Retirement	N/A	N/A	N/A	N/A	N/A
Death	—	187,440	317,300	—	504,740
Disability	—	187,440	—	—	187,440
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	822,838	187,440	—	9,039	1,019,317
By Executive (for good reason)	822,838	187,440	—	9,039	1,019,317
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	822,838	187,440	—	9,039	1,019,317

Linda N. Guerrera
Retirement	N/A	N/A	N/A	N/A	N/A
Death	—	392,000	238,500	—	630,500
Disability	—	392,000	—	—	392,000
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	547,745	392,000	—	9,039	948,784
By Executive (for good reason)	547,745	392,000	—	9,039	948,784
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	547,745	392,000	—	9,039	948,784

(1)	Employees receive term life insurance in the amount of their base salary up to a maximum of $1 million. This column excludes any supplemental benefits with premiums paid solely by the employee.

(2)	The Company pays the health benefit claims of its covered employees up to a stop loss gap and also pays a monthly administrative fee. The amounts in this column represent (A) an estimated dollar amount paid by the Company per covered employee based on the Company’s recent historical average of claims paid and (B) the administrative fee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Family Relationships between Directors and Executive Officers

Messrs. Powers and Vegliante are sons-in-law of Mr. Barba. Additionally, Ms. Guerrera is the daughter-in-law of Mr. Feeney.

In the first quarter of fiscal 2016, following the promotion of Mr. Powers to President and Chief Operating Officer, Robert W. Cron was appointed as Executive Vice President, Sales and Marketing and became an executive officer of the Company. Mr. Cron is the first cousin of Mr. Barba.

As of February 16, 2016, Mr. Barba and members of his immediate family owned or controlled the right to vote 1,010,412 shares of our common stock, in aggregate, representing 19.78% of our outstanding shares as of such date. We believe Mr. Barba and members of his immediate family will vote their shares of our common stock in accordance with management’s recommendations. Mr. Barba and members of his immediate family disclaim “group” status under Section 13(d) of the Exchange Act.

Related Person Transactions

Under SEC rules, a related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of the Company’s last completed fiscal year, and their immediate family members.

The Audit Committee is responsible for review and approval or ratification of related person transactions involving the Company or its subsidiaries to ensure there are no conflicts of interest. The Company’s Code of Conduct sets forth the Company’s written policy on procedures for reviewing and approving or ratifying potential conflicts of interests, which include related person transactions. The Code of Conduct requires officers and directors to provide full disclosure of any potential conflicts of interest to the Audit Committee, while other Company employees must provide such information to the Company’s compliance officer. Persons are encouraged to speak with the Company’s compliance officer (or, if an officer or director, to members of the Audit Committee) if there is any doubt as to whether a transaction could comprise a conflict of interest. Further, each of the Company’s officers and directors is required to complete an annual questionnaire in connection with the proxy statement for the annual meeting of stockholders, which includes questions regarding potential and ongoing related person transactions.

If a related person transaction is proposed and it involves an officer or director, the Audit Committee reviews such transaction to ensure that the Company’s involvement in such transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of the Company and its stockholders. The Committee affirmatively determined that none of the related person transactions below constituted a conflict of interest.

Mr. Feeney’s son-in-law, and the brother-in-law of Ms. Guerrera, is a principal of the publisher of our annual report to stockholders and certain advertising material. Competitive bids for annual report services were solicited by an independent business consultant in June 2004 and have not increased since such time. We paid $79,720 to such vendor for services in fiscal 2015, and we paid $57,045 to such vendor for services in fiscal 2016 through February 16, 2016.

The brother of Ms. Guerrera is a partner of Skadden, Arps, Slate, Meagher & Flom LLP, an entity that provides legal services to us. We paid $42,904 for legal services in fiscal 2015 and we paid $20,716 for legal services in fiscal 2016 through February 16, 2016.

In September 2008, Mr. Powers’ brother became the principal of a distributor who purchases product from us. Prior to such date, he was a sales representative in the FIAP Films Division of the Company from May 2002 to September 2008. We sold $746,549 of product to such distributor in fiscal 2015, and we sold $235,949 of product to such distributor in fiscal 2016 through February 16, 2016.

Three immediate family members of Robert W. Cron, our Executive Vice President, Sales and Marketing as of the first quarter of fiscal 2016, are employees of the Company. David Cron, Mr. Cron’s brother, is our Senior Vice President, Manufacturing. As such, we paid David Cron $346,200 and granted him performance units with a grant date fair value of $85,697 in fiscal 2015. Mark Cron, Mr. Cron’s brother, is a sales representative in our Custom Films Division. As such, we paid Mark Cron $158,664 in fiscal 2015. Michael Cron, Mr. Cron’s son, is an account manager in our National Accounts Division. As such, we paid him $116,511 and granted him performance units with a grant date fair value of $27,860 in fiscal 2015.

The brother of Robert W. Cron is a principal of Omni Products, Inc., a supplier that provides us with thermal labels. We paid $57,269 to Omni Products in fiscal 2015, and we paid $23,392 to Omni Products, Inc. in fiscal 2016 through February 16, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of February 16, 2016 by (A) each of the directors and named executive officers, (B) all of the directors and executive officers as a group, and (C) to our knowledge, beneficial owners of more than 5% of our common stock. As of February 16, 2016, there were 5,107,421 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Total	Aggregate Percent of Class
J. Brendan Barba(3)	536,289	—	536,289	10.5
Robert T. Bell	5,747	11,600	17,347	*
Ira M. Belsky	6,991	400	7,391	*
Richard E. Davis	5,410	11,600	17,010	*
Paul M. Feeney	55,249	—	55,249	1.1
Frank P. Gallagher	6,247	13,600	19,847	*
Linda N. Guerrera	5,043	—	5,043	*
John J. Powers(4)	264,129	—	264,129	5.2
Lee C. Stewart	6,247	11,600	17,847	*
Paul C. Vegliante(5)	312,994	—	312,994	6.1
Executive officers and directors as a group (13 persons)	1,115,959	48,800	1,164,759	22.6
KSA Capital Management, LLC, et al.(6) 67 East Park Place, 8th Floor, Suite 800 Morristown, NJ 079604	824,658	—	824,658	16.2
Renaissance Technologies LLC, et al.(7) 800 Third Avenue New York, NY 10022	400,946	—	400,946	7.8
First Eagle Investment Management, LLC(8) 1345 Avenue of the Americas New York, NY 10105	281,314	—	281,314	5.5

*	Less than one percent.

(1)	These amounts include the following number of shares credited under our 401(k) Savings Plan as of February 16, 2016: Mr. Barba, 0 shares; Mr. Feeney, 0 shares; Ms. Guerrera, 2,460 shares; Mr. Powers, 4,390 shares; and Mr. Vegliante, 4,467 shares (including 307 shares held by spouse). ‘Executive officers and directors as a group’ includes 15,295 shares credited under such plan.

(2)	These amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of February 16, 2016. Excludes shares of restricted stock to be granted on April 12, 2016 under the fiscal 2015 non-employee director compensation program.

(3)	Includes 51,500 shares in each of the 2012 Carolyn Vegliante Children’s Trust and the 2012 Paul Vegliante Children’s Trust of which Mr. Barba is a trustee.

(4)	Includes 145,411 shares held by Mr. Powers’ spouse and 93,141 shares held in four trusts established in 2012 by Mrs. Powers for her children of which Mr. Powers is a trustee.

(5)	Includes 200,413 shares held by Mr. Vegliante’s spouse, 51,500 shares in the 2012 Carolyn Vegliante Children’s Trust of which Mr. Vegliante is a trustee, 51,500 shares in the 2012 Paul Vegliante Children’s Trust and 1,125 shares held by Mr. Vegliante’s spouse as UGMA custodian for her children.

(6)	Based on Form 4 filed with the SEC on February 12, 2016, which amends Schedule 13D/A (Amendment No. 7) filed with the SEC on January 21, 2015, by KSA Capital Management, LLC (or “KSA”) and Daniel Khoshaba, the managing member of KSA. In the Schedule 13D/A, all persons report shared voting and dispositive power over all of such shares.

(7)	Based on Schedule 13G/A (Amendment No. 2) filed with the SEC on February 11, 2016 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation. Each of such persons has sole power to vote 364,848 shares and sole power to dispose 397,954 shares and shared power to dispose 2,992 shares.

(8)	Based on Schedule 13G filed with the SEC on January 29, 2015 by First Eagle Investment Management, LLC.

AUDIT COMMITTEE REPORT

The Board has determined that each of the members of the Audit Committee is independent under applicable rules and regulations of Nasdaq and the SEC. The Committee operates under a written charter approved by the Board, which is reviewed annually by the Committee and the Board, and is posted on the Investor Relations section of the Company’s website at www.aepinc.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting and internal control functions, to review our reports filed with or furnished to the SEC that include financial statements or results, to monitor compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control, and the Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently KPMG, and our third-party consultant that handles certain internal audit functions. See “Audit Committee Matters” below for a description of the Committee’s pre-approval policies regarding KPMG services. The Committee further has the authority to engage independent advisors as it determines appropriate, apart from counsel or advisors hired by management. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

With respect to our fiscal 2015, among other matters, the Audit Committee:

•	Reviewed and discussed with management and KPMG the unaudited quarterly financial statements included in Form 10-Qs filed with the SEC.

•	Reviewed and discussed with KPMG the overall scope and plans for its audit for fiscal 2015.

•	Reviewed and discussed with management and KPMG the audited consolidated financial statements, and KPMG’s opinion thereon, included in the Form 10-K for fiscal 2015 filed with the SEC and the fiscal 2015 annual report delivered to stockholders.

•	Reviewed and discussed with management its assessment and report, and reviewed and discussed with KPMG its opinion, on the effectiveness of the Company’s internal control over financial reporting as of October 31, 2015.

•	Discussed with KPMG the matters required to be discussed by the Statement on Auditing Standard No. 16, as amended (Communications With Audit Committees).

•	Received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Committee concerning independence, and discussed with KPMG its independence with respect to the Company, including any relationships which may impact its objectivity and independence and whether the provision of specified non-audit services is compatible with the auditors’ independence under current guidelines.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for fiscal 2015, which was filed with the SEC on January 14, 2016.

Submitted by the Audit Committee:

Robert T. Bell, Chairman

Ira M. Belsky

Richard E. Davis

Lee C. Stewart

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

In accordance with Audit Committee policy and applicable law, the Committee must pre-approve all services to be provided by KPMG, including audit services, audit-related services, tax services and other services. In determining whether to pre-approve such services, the Committee must consider whether the provision of such services is consistent with the independence of KPMG. Generally, the full Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chair of the Committee may pre-approve such services between Committee meetings pursuant to delegated authority from the Committee; the chair then communicates such pre-approvals to the full Committee at the next regularly scheduled meeting.

KPMG Fees

The following table sets forth the fees we were billed for audit and other services provided by KPMG in fiscal 2015 and 2014. All of such services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	Fiscal 2015 ($)	Fiscal 2014 ($)
Audit Fees(1)	1,460,940	1,264,755
Audit-Related Fees(2)	—	52,656
Tax Fees(3)	—	22,750

Total Fees	1,460,940	1,340,161

(1)	Audit fees in fiscal 2015 and 2014 consisted of fees related to the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting and the review of quarterly financial statements.

(2)	Audit-related fees in fiscal 2014 consisted of fees for limited scope audits of our 401(K) Savings Plan and the pension plan for AEP Canada Inc.

(3)	Tax fees in fiscal 2014 consisted of fees for tax consultation and tax compliance services.

PROPOSAL NO . 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In January 2016, the Committee reappointed KPMG to be our independent registered public accounting firm for fiscal 2016. See “Audit Committee Report” and “Audit Committee Matters” for additional information on KPMG’s services provided to us in fiscal 2015.

As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of KPMG is not necessary. However, the Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of KPMG, the Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Representatives of KPMG will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016.

PROPOSAL NO . 3—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our stockholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by Section 14 of the Exchange Act.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2011 annual meeting of stockholders, stockholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. The next advisory say-on-pay vote will occur at our 2017 annual meeting of stockholders.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers who are critical to our success, and to ensure alignment of such persons with stockholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased stockholder value. We believe our executive officer compensation program also is structured appropriately to support our Company and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation program for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 20, and the “Named Executive Officer Compensation Tables,” beginning on page 36, for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in fiscal 2015.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2016 annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. We value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC.

ADDITIONAL INFORMATION

Equity Compensation Plans

The following table sets forth certain information as of October 31, 2015 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	289,344 (1)	$29.98 (2)	212,485 (3)
Equity compensation plans not approved by security holders	—	—	—

Total	289,344	$29.98	212,485

(1)	Consists of (A) 56,000 outstanding options for our common stock under the 2005 Stock Option Plan, (B) 228,599 outstanding performance units under the 2005 Stock Option Plan and the 2013 Omnibus Incentive Plan and (C) 4,745 outstanding shares of restricted stock under the 2013 Omnibus Incentive Plan. Upon vesting of each performance unit, employees have the option to receive one share of the Company’s common stock or the equivalent cash value or a combination of both. This column reflects no forfeiture of performance units granted for the fiscal 2015 performance period and assumes the election by all employees to receive common stock upon the vesting of earned performance units. However, in January 2016, many employees elected to receive cash in lieu of common stock upon the vesting of performance units on such date and therefore the number of performance units included in the table overstates the expected dilution by 71,713 shares of common stock.

(2)	Excludes performance units and restricted stock, which have no exercise price.

(3)	Consists of shares of common stock that may be issued pursuant to stock options, restricted stock, performance units and other equity awards under the 2013 Omnibus Incentive Plan. No additional awards may be issued under the 2005 Stock Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by the directors and applicable executive officers, no insider failed to file on a timely basis a Section 16(a) report in fiscal 2015.

Availability of Fiscal 2015 Annual Report to Stockholders

SEC rules require us to provide a copy of our fiscal 2015 annual report to stockholders who receive this proxy statement. Our fiscal 2015 annual report to stockholders includes our annual report on Form 10-K for fiscal 2015 (including certain exhibits). We will also provide copies of our fiscal 2015 annual report to stockholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the fiscal 2015 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for fiscal 2015) are available to stockholders at no charge upon written request to: Investor Relations, AEP Industries Inc., 95 Chestnut Ridge Road, Montvale, NJ 07645 or on the Investor Relations section of our website at www.aepinc.com.

Requirements for Submission of Stockholder Proposals and Nominations for 2017 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2017 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Corporate Secretary, AEP Industries Inc., 95 Chestnut Ridge Road, Montvale, NJ 07645) by the close of business on October 28, 2016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2017 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2016 annual meeting. Therefore, such notice must be received between December 13, 2016 and the close of business on January 12, 2017 to be considered timely. However, if our 2017 annual meeting occurs more than 30 days before or 60 days after April 12, 2017, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2017 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2017 annual meeting, and (B) not earlier than the 120th day prior to the 2017 annual meeting.

The above-mentioned proposals must also be in compliance with our By-Laws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our By-Laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Solicitation by Board; Expenses

We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested banks, brokers and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so. In addition, our directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 12, 2016

The 2016 proxy statement and fiscal 2015 annual report are available at https://materials.proxyvote.com/001031.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

Sandra C. Major
Vice President and Secretary
February 25, 2016

ANNUAL MEETING OF STOCKHOLDERS OF

AEP INDUSTRIES INC.

April 12, 2016

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paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and annual report

are available at https://materials.proxyvote.com/001031

Please sign, date and mail your proxy card in the

envelope provided as soon as possible.

iPlease detach along perforated line and mail in the envelope provided.i

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class C Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ J. Brendan Barba ¡ Richard E. Davis ¡ Lee C. Stewart

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2016.	FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

3. Advisory approval of named executive officer compensation.	☐	☐	☐

The shares represented by this Proxy will be voted as directed. If no direction is indicated as to Items 1, 2 or 3: (i) if the shares are subject to the AEP Industries Inc. 401(k) Savings Plan, the shares will not be voted for such Item(s), and (ii) if the shares are otherwise owned, the shares will be voted as the Board recommends, as noted above.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signing as a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signing as a partnership, please sign in partnership name by authorized person.
¢			¢

AEP INDUSTRIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 12, 2016

The undersigned, a stockholder of AEP INDUSTRIES INC., hereby appoints John F. Hughes, Jr. and James B. Rafferty, and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 12, 2016, at 10:00 A.M., local time, or any postponements or adjournments thereof.

The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the listed matters and, in their discretion, on any other matters which may properly come before the meeting or any postponement or adjournment thereof.

(Continued on reverse side.)